Exhibit 2.1

ASSET PURCHASE AGREEMENT
BY AND AMONG
CARBONITE, INC.
(as “Buyer”),
CARBONITE CLOUD BACKUP (CANADA) INC.
(as “Carbonite Canada”),
CARBONITE GMBH
(as “Carbonite Switzerland”),
CARBONITE OPERATIONS BV
(as “Carbonite Netherlands”),
EVAULT, INC.
(as “Seller”),
AND
SEAGATE TECHNOLOGY (US) HOLDINGS, INC.
(as “Seller Parent”)

December 15, 2015

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3.2	Authority to Execute and Perform Agreement	25
3.3	Noncontravention	25
3.4	Funds	25
3.5	Broker’s Fee	25

SECTION 4 LICENSES		26

4.1	Licenses to Buyer	26
4.2	Omitted Seller Licensed Patents	26
4.3	Licenses to Seller	26
4.4	Sublicensing and Transfer Rights	27
4.5	Limitations	27
4.6	Licenses Irrevocable	27
4.7	License Term	27
4.8	Applicability to Subsidiaries	27

SECTION 5 COVENANTS AND AGREEMENTS		28

5.1	Conduct of Business	28
5.2	Negative Covenants Pending Closing	28
5.3	Access to Information	29
5.4	Further Assurances	29
5.5	Assignment of Contracts	29
5.6	Continued Effectiveness of Representations and Warranties	30
5.7	Governmental and Third-Party Notices and Consents	30
5.8	Notification of Certain Matters	31
5.9	Accounts Receivable; Accounts Payable	31
5.10	Tax Matters	32
5.11	Employment of Seller Employees and Benefit Plan Matters-Outside of Canada	32
5.12	Employment of Seller Employees and Benefit Plan Matters-Canada	33
5.13	Change of Name	34
5.14	Exclusivity	35
5.15	Public Announcements	36
5.16	Fees and Expenses	36
5.17	Transition Services Agreement	36
5.18	Data Room	36
5.19	Audited Financials; Preparation of Financial Statements	36
5.20	Data Encryption	37
5.21	Wind-up of Excluded Business	37
5.22	Patent Liens	38
5.23	European Assets	38
5.24	NetSuite	39

2

SECTION 6 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER
BUYER ENTITIES CO. TO CLOSE		40

6.1	Representations, Warranties and Covenants	40
6.2	Consents	40
6.3	Certificate of Secretary of Seller	40
6.4	Transition Services Agreement	40
6.5	Instruments of Transfer	40
6.6	Delivery of Purchased Assets	41
6.7	Employees	41
6.8	No Seller Material Adverse Effect	41
6.9	Litigation	41
6.10	Certificate of Seller Parent	41
6.11	United States Real Property Interest Certificates	41
6.12	Black Duck Report	41

SECTION 7 CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER
TO CLOSE		41

7.1	Representations, Warranties and Covenants	41
7.2	Certificate of Secretary of Buyer	42
7.3	Instruments of Transfer	42
7.4	Transition Services Agreement	42

SECTION 8 TERMINATION, AMENDMENT AND WAIVER		42

8.1	Termination	42
8.2	Effect of Termination	43
8.3	Amendment	43
8.4	Waiver	43

SECTION 9 INDEMNIFICATION		43

9.1	Survival	43
9.2	Obligation of Seller to Indemnify	44
9.3	Obligation of Buyer to Indemnify	45
9.4	Limitation on Indemnification	45
9.5	Assertion of Claims	47
9.6	Tax Treatment	49
9.7	Exclusive Remedy	50

SECTION 10 NON-COMPETITION AND NON-SOLICITATION COVENANTS		50

10.1	Non-Competition and Non-Solicitation	50
10.2	Confidentiality	51
10.3	Reasonable Restraint	52

3

10.4	Severability; Reformation	52
10.5	Independent Covenant	52
10.6	Materiality	53

SECTION 11 DEFINITIONS		53

SECTION 12 GENERAL		63

12.1	Notices	63
12.2	Entire Agreement	64
12.3	Governing Law	64
12.4	Binding Effect; No Assignment; No Third-Party Beneficiaries	64
12.5	Section Headings, Construction	64
12.6	Counterparts	65
12.7	Severability	65
12.8	Submission to Jurisdiction; Waiver	65
12.9	Enforcement	65
12.10	Rules of Construction	65
12.11	Time is of the Essence; Specific Performance	66
12.12	Parent Guarantee	66

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of December 15, 2015, is by and among Carbonite, Inc., a Delaware corporation (“Buyer”), Carbonite Cloud Backup (Canada) Inc., a company organized under the laws of Canada and wholly owned subsidiary of Buyer (“Carbonite Canada”), Carbonite GmbH, an entity organized under the laws of Switzerland and wholly owned subsidiary of Buyer (“Carbonite Switzerland”), Carbonite Operations BV, an entity organized under the laws of the Netherlands and wholly owned subsidiary of Buyer (“Carbonite Netherlands”), EVault, Inc., a Delaware corporation (“Seller”), and solely with respect to Section 12.12, Seagate Technology (US) Holdings, Inc., a Delaware corporation (“Seller Parent”). Buyer, Carbonite Canada, Carbonite Switzerland and Carbonite Netherlands are sometimes collectively referred to herein as the “Buyer Entities.” Buyer, the Buyer Entities, Seller, and Seller Parent are sometimes collectively referred to herein as the “Parties”. Any defined terms not otherwise defined in a particular section shall have the meanings set forth in Section 11.
WHEREAS, Seller and its Subsidiaries are engaged in the business and operations of providing (1) on-premise, remote and cloud data backup software and services, for data protection purposes, (2) remote management and monitoring services, and on-premise and cloud server and application failover software and services, for disaster recovery purposes, and (3) data replication software and services, for business continuity purposes (such business and operations, excluding the Excluded Business, the “Business”); and
WHEREAS, Seller desires to sell to the Buyer Entities, and the Buyer Entities desire to purchase, certain of the assets of Seller and its Subsidiaries to operate the Business, upon the terms and conditions of this Agreement;
NOW THEREFORE, in consideration of the mutual representations, warranties and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
SECTION 1

SALE AND PURCHASE OF ASSETS

1.1    Purchased Assets. Subject to the provisions of this Agreement (including without limitation the allocation of Purchased Assets as set forth in the last two sentences of this Section 1.1), at the Closing (as defined in Section 1.7), Seller shall, and shall cause its Subsidiaries to, sell, convey, assign, transfer and deliver to the Buyer Entities, and the Buyer Entities shall purchase and acquire from Seller and its Subsidiaries, free and clear of any Liens other than the Permitted Liens, all of Seller’s and its Subsidiaries’ right, title and interest in and to all of Seller’s and its Subsidiaries’ properties, assets and rights, real, personal or mixed, tangible and intangible, of every nature, kind and description, wherever located, used in connection with or otherwise relating to the Business, in each case other than the Excluded Assets (the “Purchased Assets”), including, without limitation, the following:
(a)[reserved];

(b)all tangible personal property assets to the extent related to the Business and are located in the Seller’s locations in Oakville, Canada and Salt Lake City, Utah, including, without limitation, any and all of the foregoing listed on Schedule 1.1(b);
(c)all tangible personal property assets to the extent related to the Business, located in the Seller’s location in San Francisco, California, and necessary to support the job performance of Transferred Employees located at such location, including, without limitation, any and all of the foregoing listed on Schedule 1.1(c)(i) but excluding the assets listed on Schedule 1.1(c)(ii) (the “San Francisco Assets”);
(d)all Transferred Inventory, but excluding the Excluded Personal Property, including, without limitation, any and all of the foregoing listed on Schedule 1.1(d), other than any such inventory sold in the ordinary course of business between the date that Schedule 1.1(d) was prepared and the Closing;
(e)all other tangible personal property, including hardware, equipment, furniture, fixtures, computers, and machinery, to the extent related to the Business, but excluding the Excluded Personal Property;
(f)all Transferred Technology;
(g)all Transferred IPR;
(h)all prepaid expenses and security deposits (other than prepayments and deposits of Taxes) to the extent set forth on Schedule 1.1(h) (the “Specified Prepaid Assets”);
(i)all goodwill related to the Business as a going concern and all telephone and facsimile numbers used primarily in the Business which are (1) numbers used generally in the Business (e.g., customer support numbers) or (2) used in Oakville, Canada and Salt Lake City, Utah;
(j)copies of all data, files, books and records (including employment, billing and financial and accounting records), business plans, strategies, marketing and other documents and information maintained by Seller and its Subsidiaries that primarily relate to the Business (whether in print, electronic or other media and including, without limitation, all customer and supplier and prospective customer and supplier lists and files, and referral sources), other than the Excluded Records (the “Transferred Books and Records”);
(k)all of the rights of Seller and its Subsidiaries under the contracts, leases, license agreements, permits and agreements (“Contracts”) listed on or described by category in Schedule 1.1(k) (the “Acquired Agreements”), except as specifically excluded under Section 1.2(e) or 1.2(f);
(l)all of Seller’s and its Subsidiaries’ federal, state, municipal and foreign licenses, Permits (including, without limitation, those listed in Section 2.16 of the Seller Disclosure Schedule) and authorizations, and all pending applications therefor and renewals thereof relating to or necessary for the operation of the Business, in each case to the extent transferable to a Buyer Entity (the “Transferred Permits”);

(m)all Actions of any kind (including, but not limited, to rights under and pursuant to all warranties, representations and guarantees made by customers of Seller or its Subsidiaries or suppliers of services and materials or equipment to Seller or its Subsidiaries) pertaining to or arising out of the Business, and inuring to the benefit of Seller or its Subsidiaries, for any Purchased Asset (to the extent related to the period from and after the Closing) or Assumed Liability, other than any rights to insurance proceeds; and
(n)all hardware equipment of Seller and its Subsidiaries located in the data centers that are identified in the Transition Services Agreement.
Buyer shall designate which Buyer Entity shall purchase specific Purchased Assets or categories of Purchased Assets. Such designation shall be set forth on Schedule 1.1, as may be amended or supplemented by Buyer at any time prior to the Closing.
1.2    Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any of the following assets, rights and properties of Seller and its Subsidiaries (collectively, the “Excluded Assets”), all of which shall be retained by Seller and its Subsidiaries:
(a)    all cash and cash equivalents of Seller or its Subsidiaries;
(b)    all accounts receivable of Seller or its Subsidiaries (“Accounts Receivable”), notes, book debts and other amounts due or accruing due to Seller or its Subsidiaries in connection with the Business, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon and the benefit of all security for such Accounts Receivable, notes and debts;
(c)    all equity interests in any entity, including any Subsidiary of Seller;
(d)    all Actions of any kind (including, but not limited, to rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by customers of Seller or its Subsidiaries or suppliers of services and materials or equipment to Seller or its Subsidiaries) pertaining to or arising out of the Business, and inuring to the benefit of Seller or its Subsidiaries, for any Purchased Asset (to the extent related to the period prior to the Closing), Excluded Asset or Excluded Liability;
(e)    (i) all tangible or intangible assets of Seller or its Subsidiaries primarily related to their long-term storage service business as currently operated under the tradename EVault Long-Term Storage Service, including all data center leases and capacity primarily related with the Seller and its Subsidiaries’ long-term storage service business (the “Long-term Storage Assets”) and (ii) all tangible or intangible assets of Seller or its Subsidiaries primarily related to its “Endpoint Protection” (“EPP”) business as currently operated under the tradename EVault Endpoint Protection (the “EPP Assets”);
(f)    all Contracts other than the Acquired Agreements, including the contracts listed on or described by category in Schedule 1.2(f), and all rights, licenses and benefits of any Technology or Intellectual Property Rights licensed by third Persons to Seller, Seller Parent or any of their Subsidiaries other than pursuant to Acquired Agreements;

(g)    all tangible personal property assets located in the Seller’s locations in Chicago, IL; Fort Lauderdale, FL; New York, NY; San Francisco, CA (other than the San Francisco Assets); Australia; Brazil; France; Germany; India; Netherlands; Singapore; United Kingdom, and any other Seller location located outside of the United State or Canada (together with the Long-term Storage Assets and the EPP Assets, the “Excluded Personal Property”);
(h)    Seller’s and its Subsidiaries’ minute and stock books or similar corporate records or other organizational documents; personnel records that Seller and its Subsidiaries are required by law to retain in its possession or prohibited from transferring; and any employment offer letters entered into in the ordinary course of business (other than any such offer letters which contain intellectual property assignment provisions) (together, the “Excluded Records”);
(i)    all prepayments, deposits, refunds and rights to refunds of Taxes paid by Seller or its Subsidiaries; and all prepaid expenses and security deposits other than the Specified Prepaid Assets;
(j)     originals of all Transferred Books and Records (subject to the confidentiality provisions set forth in Section 10.2);
(k)     Seller’s ERP systems and licenses, including NetSuite licenses, NetSuite instances and the data and other content therein, and Avalara licenses, in each case including any support or maintenance contracts associated therewith (including any pre-paid expenses associated therewith) other than copies of any Transferred Books and Records contained therein;
(l)    any Technology of Seller that is not Transferred Technology and, subject to Section 1.11, any Transferred Technology;
(m)    all Intellectual Property Rights of Seller and its Subsidiaries that are not Transferred IPR, including the Intellectual Property Rights licensed to a Buyer Entity pursuant to this Agreement;
(n)     all other assets, rights and properties related exclusively to the Excluded Business;
(o)all Employee Plans and any employee benefit plans maintained or sponsored by any entity other than the Seller and all assets related thereto;
(p)the assets set forth on Schedule 1.2(p); and
(q)Seller’s and its Subsidiaries’ rights under this Agreement and the other agreements and instruments contemplated herein, and the consideration to be paid to Seller hereunder.
1.3    Liabilities.
(a)    Assumed Liabilities. Subject to the provisions of this Agreement (including without limitation the allocation of Assumed Liabilities as set forth in the last two sentences of this Section 1.3), at the Closing, the Buyer Entities shall assume and agree to fully pay, perform or discharge or cause to be fully paid, performed or discharged when due, only the following Liabilities of Seller and its Subsidiaries relating to the Purchased Assets and the Business, in each case to the extent not an Excluded Liability (collectively, the “Assumed Liabilities”):
(i)all obligations and Liabilities under the Acquired Agreements to the extent arising from and after the Closing, other than any obligations or Liabilities which (1) relate to products and services sold by the Business prior to the Closing, (2) which were due to be performed by Seller or its Subsidiaries prior to the Closing and were not performed by Seller or its Subsidiaries as of the Closing, or (3) constitute Deferred Revenue Performance Obligations (which is addressed in clause (ii) below); and
(ii)performance obligations under the Acquired Agreements set forth on Schedule 1.3(a)(ii) for revenue accrued prior to the Closing with performance required for periods from and after the Closing, other than any obligations resulting from (i) a breach of the applicable Acquired Agreements prior to the Closing or (ii) a failure of Seller or its Affiliates to perform such obligations when due prior to the Closing (the “Deferred Revenue Performance Obligations”).
Buyer shall designate which Buyer Entity shall assume specific Assumed Liabilities or categories of Assumed Liabilities. Such designation shall be set forth on Schedule 1.1, as may be amended or supplemented by Buyer at any time prior to the Closing.
(b)    Excluded Liabilities. Except as otherwise specifically provided in this Section 1.3, Seller and its Subsidiaries shall be solely responsible for any and all of its other Liabilities not included within the Assumed Liabilities, and no Buyer Entity shall assume or be liable for any Liabilities of Seller or its Subsidiaries (collectively, the “Excluded Liabilities”), including, without limitation:
(i)     any accounts payable of the Business;
(ii)    any Liability related to any Indebtedness of Seller or its Subsidiaries;
(iii)any Liability related to any intercompany accounts between Seller or its Subsidiaries, on the one hand, and any Affiliate of Seller or its Subsidiaries, on the other hand;
(iv)any Liability related to any claims related to products produced or services rendered by the Business prior to the Closing, including any Liability for any infringement, misappropriation or violation of any Intellectual Property Rights of any third party solely to the extent related to such products produced or services rendered by the Business prior to the Closing;
(v)all obligations and Liabilities under the Acquired Agreements to the extent arising prior to the Closing, or under any Contracts of Seller or its Subsidiaries other than the Acquired Agreements, other than Deferred Revenue Performance Obligations;

(vi)any Liability under any Employee Plans or relating to wages, salary, payroll, accrued vacation, accrued sick leave, severance, workers’ compensation, unemployment benefits, pension benefits, post-retirement welfare benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s and its Subsidiaries’ employees and/or former employees;
(vii)any Liability under any change of control agreements;
(viii)any Liability related to an Excluded Asset;
(ix)any Liability related to the ownership or operation by Seller and its Subsidiaries prior to the Closing of the Purchased Assets or the Business, other than the Assumed Liabilities;
(x)any Liability of Seller and its Subsidiaries incurred in connection with this Agreement and the transactions provided for herein, including without limitation, brokerage, accounting and counsel fees, Transfer Taxes allocated to Seller pursuant to Section 1.9, or expenses pertaining to the liquidation of Seller and its Subsidiaries after the Closing;
(xi)any liability or obligation (A) for any Tax of Seller and its Subsidiaries with respect to any taxable period (or portion thereof), whether before or after the Closing Date, or (B) for any Tax of Seller and its Subsidiaries resulting from or attributable to the consummation of the transactions contemplated by this Agreement, including Transfer Taxes allocated to Seller pursuant to Section 1.9 or (C) for the Taxes of any person that Seller is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise;
(xii)any Liability of Seller and its Subsidiaries to third parties for services provided by Seller and its Subsidiaries or arising out of any breach by Seller and its Subsidiaries of any representation, warranty or covenant of Seller and its Subsidiaries under any contract, lease, Permit, license, easement, or other agreement, including any of the Acquired Agreements;
(xiii)any Liability arising out of or relating to (A) any claim, application, grievance or complaint of any employee, officer or director of Seller or its Subsidiaries arising out of or in connection with any acts or omissions of Seller or its Subsidiaries (whether before or after the Closing Date) or the operation of the Business prior to the Closing Date, or (B) any loan, employment, severance, retention or termination agreement with any stockholder or any employee, officer or director of Seller or its Subsidiaries;
(xiv)any Litigation by any person or entity relating to the Business or operations of Seller and its Subsidiaries or otherwise relating to the Purchased Assets, in each case, arising prior to the Closing Date, whether or not such Litigation is pending, threatened, or asserted before, on, or after the Closing Date; and
(xv)any Liability arising out of or relating to any violation of Laws and Regulations by Seller and its Subsidiaries, including but not limited to antitrust, civil rights, health,

safety, employment and employment practices, discrimination, information privacy, Environmental Laws, the USA Patriot Act of 2001, and Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to the use of conflict minerals.
(c)    The assumption of the Assumed Liabilities by a Buyer Entity hereunder shall be treated as independent of its existing business and shall not enlarge any rights of third parties under contracts or arrangements with Seller and its Subsidiaries, any Buyer Entity or any of their respective Affiliates. Nothing herein shall prevent a Buyer Entity from contesting in good faith any of the Assumed Liabilities.
1.4    Purchase Price; Payment.
(a)     The purchase price (the “Purchase Price”) for the Purchased Assets shall be (i) the assumption of the Assumed Liabilities, and (ii) Fourteen Million Dollars ($14,000,000) (the “Closing Payment”).
(b)    At the Closing, in consideration of the sale of the Purchased Assets by Seller and its Subsidiaries to the Buyer Entities, and subject to the satisfaction or waiver by the appropriate Party of all conditions set forth herein, the Purchase Price shall be paid by Buyer as follows:
(i)    the applicable Buyer Entity(ies) shall deliver to Seller or its Subsidiaries the applicable Assumption Agreement(s); and
(ii)    the Closing Payment shall be paid by Carbonite Switzerland to Seller in cash by wire transfer of immediately available funds to an account designated in writing by Seller; provided that if the Closing Date is not a Business Day the transfer of the Closing Payment may take place pursuant to an escrow arrangement as mutually agreed by the Parties; and provided further that if Carbonite Switzerland does not make such payment then such payment shall be made by Buyer.
1.5    Transfer of Purchased Assets and Assumption of Assumed Liabilities.
(a)    At the Closing, Seller shall deliver or cause to be delivered to Buyer all consents, certificates, documents, instruments and other items reasonably required to give effect to the transactions contemplated hereby, including those set forth in clauses (a) through (c) below, and Seller shall use commercially reasonable efforts to deliver or cause to be delivered to Buyer the instruments set forth in clause (d) below, provided, that Seller’s obligation to deliver consents at the Closing shall be limited to those consents set forth on Schedule 6.2 (unless such consent is waived by Buyer at the Closing). Such instruments of transfer shall include, without limitation, the following: (a) one or more Bills of Sale substantially in the form attached hereto as Exhibit A (the “Bills of Sale”); (b) one or more Intellectual Property Assignments substantially in the forms attached hereto as Exhibit B-1 and B-2 (the “IP Assignments”); (c) one or more Assignment and Assumption Agreements substantially in the form attached hereto as Exhibit C (the “Assumption Agreements”); (d) assignments and necessary approvals, consents and waivers duly executed by Seller, a Buyer Entity designated by Buyer, and all necessary third parties with respect to the Acquired Agreements as set forth on Schedule 6.2 (unless such consent is waived by Buyer at the Closing).

Such instruments of transfer (i) shall be in form and substance satisfactory to Buyer, Seller and their respective counsel, with provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (ii) shall serve purely to effect the legal transfer of the applicable Purchased Assets and Assumed Liabilities and shall not have any effect on the terms and conditions of the transactions contemplated hereby, all of which shall be determined by this Agreement, (iii) shall not in any way modify, amend, or constitute a waiver of, any provision of this Agreement or include any additional representations or warranties, covenants or agreements except to the extent required by law of the applicable jurisdiction, and (iv) shall effectively vest in the applicable Buyer Entity good and valid, marketable title to the applicable Purchased Assets free and clear of all Liens, other than Permitted Liens (it being understood that if there is a failure to vest such title, Buyer and Seller shall remedy such failure pursuant to Section 5.4). Any physical Purchased Assets shall be deemed delivered by Seller or its Subsidiaries at the locations where such physical Purchased Assets are located immediately prior to the Closing, and subject to the provisions of the Transition Services Agreement, Buyer shall arrange for the transportation and relocation of any such assets to Buyer Entity locations at Buyer’s sole risk and expense.
(b)    Promptly upon discovery of any asset or Liability not contemplated by this Agreement to be a Purchased Asset or Assumed Liability, respectively, but which was inadvertently transferred to the Buyer Entities, the Party making such discovery shall notify the other Party of any such asset or Liability in the Buyer Entities or their Affiliates possession or control, and the Parties shall take all actions to transfer and/or deliver back to Seller or its Subsidiaries such asset or Liability. Promptly upon discovery of any asset or Liability contemplated by this Agreement to be a Purchased Asset or Assumed Liability, respectively, but which was inadvertently not transferred to the Buyer Entities, the Party making such discovery shall notify the other Party of any such asset or Liability in the Seller’s or its Subsidiaries’ possession or control, and the Parties shall take all actions to transfer and/or deliver to the Buyer Entities such asset or Liability.
1.6    Delivery of Records and Contracts.
(a)    At the Closing, Seller shall deliver or cause to be delivered to Buyer all written leases, contracts, commitments and rights evidencing Purchased Assets and Assumed Liabilities, with such assignments thereof and consents to assignments as are necessary to transfer Seller’s full right, title and interest in the same to the applicable Buyer Entity(ies) or to assure the applicable Buyer Entity(ies) the full benefit of the same.
(b)    At the Closing, Seller shall deliver to the Buyer Entities correct and complete copies of all financial information contained on Seller’s NetSuite financial reporting system as set forth on Schedule 1.6(b).
(c)    On or before January 15, 2016, Seller shall deliver to the Buyer Entities correct and complete copies of all financial information contained on Seller’s Great Plains financial reporting system as set forth on Schedule 1.6(c).
(d)    With respect to Transferred Books and Records that are necessary for the preparation of the Audited Financials, Seller shall use best efforts to deliver such records to Buyer within five (5) Business Days of request by Buyer; provided that in the event such records are not in Seller’s possession or under its control and Seller is unable to obtain such records within such five Business Day period, the Parties shall meet and discuss in good faith how to obtain such records as promptly as practicable, and shall enact any plan agreed upon.
(e)    With respect to all other Transferred Books and Records other than those contemplated by subsections (a) through (d) above, Seller shall use reasonable best efforts to deliver such records to Buyer, to the extent such records are in electronic format and reasonably accessible to Seller, as soon as practicable after the Closing, with no liability to Seller for any Losses resulting from any delays in effecting such delivery.
1.7    Closing. The closing of the sale and purchase of the Purchased Assets and the transactions contemplated hereby (the “Closing”) shall take place on January 4, 2016, at such time and place mutually agreed by the Parties or, if later, within three (3) Business Days after the date on which the last of the conditions to closing contained in Section 6 and Section 7 has been satisfied or waived by the appropriate Party, or on such other time and date as Buyer and Seller agree in writing (the date of such Closing referred to herein as the “Closing Date”), at such time and place mutually agreed upon by the parties. The failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place as determined above will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.
1.8    Allocation of Purchase Price. Within one hundred twenty (120) days after Closing, Buyer shall provide Seller with a draft allocation of the Purchase Price and Assumed Liabilities among the Buyer Entities and Seller and its Subsidiaries and among the Purchased Assets and the Non-Competition and Non-Solicitation Agreements referred to in Section 10 in accordance with Schedule 1.8. Seller shall have thirty (30) days to review and comment on such allocation. Any disputes regarding the allocation shall be submitted for resolution by a nationally recognized accounting expert as mutually agreed by Buyer and Seller. Such allocation shall be binding upon Buyer, the Buyer Entities and Seller for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and tax purposes) unless otherwise required by applicable law. Each of the Buyer Entities and Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the other Party may reasonably request to prepare such allocation. The Buyer Entities and Seller also each agree to file all tax returns consistently with the foregoing and in accordance with Section 1060 of the Code. Seller and the Buyer Entities shall cooperate to adjust the allocation to the extent the Purchase Price is adjusted under this Agreement.
1.9    Transfer Taxes. Subject to Section 1.12, all transfer, excise, documentary, sales, use, stamp, stamp duty, registration, and other such Taxes and fees (including any penalties and interest) incurred by reason of the sale and transfer of the Purchased Assets pursuant to this Agreement (but not including any Taxes that are recoverable by the Buyer Entities, which for the avoidance of doubt shall be paid by Buyer) that are mutually agreed by the Buyer Entities and Seller as being due and owing (the “Transfer Taxes”) shall be borne fifty percent by Seller, on the one hand, and fifty percent by the Buyer Entities, on the other. The Party required by law to file any necessary Tax Returns and other documentation with respect to such Transfer Taxes shall file such Tax Returns and other documentation, and the non-filing party shall promptly reimburse the filing party for its share of any such Transfer Taxes upon receipt of reasonable evidence of the amount of such Transfer Taxes. The Buyer Entities and Seller shall reasonably cooperate in determining the final allocation of Purchase Price and Assumed Liabilities in a manner to minimize any Transfer Taxes due with respect to the transactions contemplated by this Agreement as allowed under applicable law. In addition, the Parties further agree to provide or file such information, documentation or other items as necessary to qualify for any exemption from any Transfer Taxes, including any exemption certificates and for any qualifications for any isolated, causal or occasional sales exemptions. To the extent that it is commercially reasonable for a Party to provide or file information, documentation or other items to qualify for an exemption for a Transfer Tax and such Party fails to cooperate in providing or filing such information, documentation or other items, such Party shall be solely responsible for such Transfer Tax.
1.10    Withholding. Buyer (but not any other Buyer Entity) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as Buyer reasonably determines, after consultation with Buyer’s and Seller’s counsel, that either of them is required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, state, local, provincial, or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person entitled to receipt of the payment in respect of which such deduction and withholding was made by Buyer.
1.11    Retained Technology. The Parties acknowledge that certain Transferred Technology may also be used or held for use by Seller or Seller Parent in their businesses (other than the Business) conducted as of the Closing. Notwithstanding anything to the contrary herein, Seller will not knowingly retain any Transferred Technology that is a complete, or substantially complete, product of or material component of a product of, or service offered by, Seller in its conduct of the Business and if Seller has notice that it has retained such Transferred Technology it will use reasonable commercial efforts to delete copies of such Transferred Technology not used or held for use in the businesses (other than the Business) of Seller or Seller Parent at or before the Closing in the ordinary course.
1.12    HST.
(a)    Buyer and Seller will jointly execute and deliver, and Buyer hereby agrees to file an election (which shall be in the prescribed form and shall be filed by Buyer within the prescribed time therefor) under subsection 167(1.1) of the Excise Tax Act (Canada) (the “HST Election”) so that no HST is payable on Closing in respect of the transfer of the Purchased Assets.
(b)    Notwithstanding Section 1.12(a) if the parties determine that the transfer of the Purchased Assets does not meet the conditions for the HST Election, Seller and Buyer will, notwithstanding Section 1.9, identify all of the Purchased Assets that are subject to HST (such assets being the “HST Assets”) and allocate a portion of the Purchase Price and Assumed Liabilities to the HST Assets on or before Closing. Buyer will then be responsible for paying HST on such allocation.

(c)    If Seller and Buyer fail to agree to the allocation described in Section 1.12(b) on or before Closing, the amount of the Purchase Price and Assumed Liabilities allocated to the HST Assets will be deemed to be equal to the depreciated cost (as determined in accordance with GAAP) of the HST Assets.
SECTION 2
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer and the Buyer Entities that, except as set forth in the disclosure schedule delivered by Seller to Buyer (the “Seller Disclosure Schedule”), the statements contained in this Section 2 are true and correct. The Seller Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2 and the disclosures in any section or subsection of the Seller Disclosure Schedule shall qualify only the corresponding section or subsection in this Section 2, except to the extent that it is reasonably apparent on the face of such disclosure (without independent knowledge on the part of the reader) that such disclosure is relevant to another section of this Agreement, in which case such disclosure shall be deemed to also qualify or apply to such other section. For purposes of this Section 2, the phrase “to the knowledge of Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of Michael Palmer, Chad Bello, Mark Honeycutt, Mike Boeve, and John Cleveland after reasonable inquiry.
2.1    Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted. Seller is qualified or otherwise authorized to transact business as a foreign corporation in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized could not reasonably be expected to have a Seller Material Adverse Effect.
2.2    Authority to Execute and Perform Agreements. Seller has the corporate power and authority to execute and deliver this Agreement, the Bills of Sale, the IP Assignments and the Assumption Agreements (collectively, the “Transaction Documents”) and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller. This Agreement has been, and the other Transaction Documents to which it is a party when delivered at the Closing will be, duly executed and delivered by Seller, and constitute valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws and Regulations affecting the enforcement of creditors’ rights generally and by general principles of equity.
2.3    Noncontravention. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, nor the consummation by Seller of the transactions contemplated hereby or thereby will (a) violate or constitute a breach of any provision of Seller’s Certificate of Incorporation or By-laws, (b) require on the part of Seller any notice to or filing with, or any permit, authorization, consent or approval of any Governmental Entity, (c) except as set forth in Section 2.3 of the Seller Disclosure Schedule, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Acquired Agreement, (d) violate any Transferred Permit, (e) result in the imposition of any Liens (other than Permitted Liens) upon any Purchased Assets or (f) violate any Order, Permit, Law or Regulation in effect as of the Closing Date applicable to the Business or the Purchased Assets, except in case of clauses (b) through (f) for matters not known to the Seller as of the date hereof that would not reasonably be expected to be material, individually or in the aggregate, to the Business.
2.4    Financial Statements; Absence of Changes.
(a)    Section 2.4(a) of the Seller Disclosure Schedule includes true and complete copies of (i) the unaudited balance sheet of Seller (the “Seller Balance Sheet”) as at July 3, 2015 and June 27, 2014, and the related statements of operations and statements of cash flows for the fiscal years then ended (the date of the July 3, 2015, balance sheet as the “Seller Balance Sheet Date”), (ii) the unaudited balance sheet of Seller as at October 30, 2015 (such balance sheet of Seller being hereinafter referred to as the “Seller Interim Balance Sheet”), and the related statements of operations for the period then ended. The financial statements of Seller in clauses (i) and (ii) are sometimes herein called the “Seller Financial Statements.” The Seller Financial Statements have been prepared from, and are in accordance with, the books and records of Seller and present fairly in all material respects the financial condition and results of operations of Seller as of the dates thereof and for the period then ended in accordance with GAAP, consistently applied throughout the periods covered thereby (except as noted in Section 2.4(a) of the Seller Disclosure Schedule), except that, they do not include footnotes, and the Seller Financial Statements referred to in clause (ii) above do not reflect certain accruals and adjustments normally performed at the end of the Seller’s quarterly fiscal periods and certain unbilled amounts owed to Seller Parent and other Seller Parent Affiliates. For the avoidance of doubt, no representation or warranty is made in this Section 2.4 or in any other provision of Section 2 with respect to the Audited Financials in any respect.
(b)    Since the date of the Seller Interim Balance Sheet, (i) to Seller’s knowledge, there has occurred no event or development which, individually or in the aggregate, has had or could reasonably be expected to have, a Seller Material Adverse Effect on the Purchased Assets or the Business, and (ii) Seller has not taken any of the following actions with respect to the Business or any of the Purchased Assets (unless otherwise consented to by Buyer, such consent not to be unreasonably withheld, conditioned or delayed):
(i)    acquired, sold, leased, licensed or otherwise disposed of any assets or property which would have otherwise constituted Purchased Assets other than in the ordinary course of business consistent with past practice;
(ii)    created or permitted to suffer to exist any Liens (other than Permitted Liens) on, any Purchased Assets;

(iii)    changed the compensation payable to any officer, director, employee, agent or consultant; entered into, adopted or amended any employment, severance or other agreement with any officer, director, employee, agent or consultant of Seller, other than in the ordinary course and consistent with past practice and, with respect to offer letters, on forms that conform to the Seller’s standard form of offer letter;
(iv)    adopted, materially amended or materially increased the benefits under, any Employee Plan, except, in each case, as required by law or in accordance with existing agreements;
(v)    amended, terminated, canceled or taken any action that would constitute a material violation of or material default under, or waiver of material any rights under, any Acquired Agreement;
(vi)    entered into any contracts or commitments involving potential payments by Seller in any single instance of $50,000 or more, or in the aggregate of $200,000 or more, except for contracts or commitments for the purchase of services, supplies or materials in the ordinary course of business consistent with past practices;
(vii)    changed any of Seller’s billing or collection policies used by Seller in connection with the Business;
(viii)    incurred any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Purchased Assets, taken as a whole, or the Business of Seller;
(ix)    adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or
(x)    entered into agreement or understanding, whether in writing or otherwise, to take any of the actions specified in the paragraphs above, except as specifically contemplated hereby.
2.5    Undisclosed Liabilities. Seller has no Liabilities with respect to the Purchased Assets or the Business that would be required by GAAP to be set forth on a balance sheet, except for (i) Liabilities disclosed in Section 2.4(a) of the Disclosure Schedule or Section 2.5 of the Seller Disclosure Schedule, (ii) Liabilities which have arisen since the date of the Seller Interim Balance Sheet incurred in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law, and none of which, individually or in the aggregate, is material), or (iii) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby.
2.6    Compliance with Laws. Seller is in material compliance with all Laws and Regulations applicable to the conduct of the Business and the Purchased Assets, including without limitation: (a) the Occupational Safety and Health Administration (“OSHA”); (b) Laws and

Regulations respecting labor, payment of wages, WARN, immigration, employment and employment practices, terms and conditions of employment and wages and hours; (c) the United States Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto; (d) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001); and (e) Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to the use of conflict minerals, and all rules, regulations and executive orders relating to the foregoing. There are no pending or active written notices of any citation, fine or penalty imposed or asserted against the Business for any violation of such Laws and Regulations.
2.7    Tax Matters.
(a)    For purposes of this Agreement, (i) “Tax Return” means any return, declaration, report, claim for refund, information return, or statement, and any schedule, attachment, or amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information), filed or required to be filed by any taxing authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any federal, state, provincial, local or foreign Tax or the administration of the laws relating to any Tax, and (ii) “Tax” or “Taxes” means any and all taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature including, without limitation, all net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, employment insurance premiums, Canada Pension Plan contributions, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duty, fees assessments or charges of any kind whatsoever, imposed by any taxing authority, together with any interest, penalties or additions to tax relating thereof.
(b)    To the extent applicable to the Purchased Assets or the Buyer’s ownership of the Purchased Assets or operation of the Business, all Tax Returns required to be filed on or before the date hereof by or with respect to Seller have been filed within the time and in the manner prescribed by law, all such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by Seller, whether or not shown on any Tax Return, have been paid. Seller has filed Tax Returns in all jurisdictions where it is required to file and Seller has not received written notice of any claim by any Governmental Entity in any other jurisdiction that Seller is or may be subject to taxation by that jurisdiction.
(c)    There are no Liens with respect to Taxes upon any of the Purchased Assets, other than with respect to Taxes not yet due and payable.
(d)    To the extent applicable to the Purchased Assets or the Buyer’s ownership of the Purchased Assets or operation of the Business, no audit or administrative or judicial Tax proceeding is pending or is being conducted with respect to Seller, and no deficiency for any Taxes has been proposed, against Seller, which deficiency has not been paid in full.

(e)    To the extent applicable to the Purchased Assets or the Buyer’s ownership of the Purchased Assets or operation of the Business, there are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Seller for any Taxable period
(f)    Seller has not been nor is currently in violation (or, with or without notice or lapse of time or both, would be in violation) of any applicable Law or Regulation relating to the payment or withholding of Taxes, and all withholding and payroll Tax requirements required to be complied with by Seller up to and including the date hereof have been satisfied.
2.8    Litigation. There are no outstanding Orders of any Governmental Entity against the Business or the Purchased Assets. There is no Litigation pending or, to the knowledge of Seller, threatened in writing against the Business or the Purchased Assets. Seller has not been notified in writing of any pending or threatened Litigation relating to any alleged breach of express or implied warranty or representation, relating to any services provided by or on behalf of the Business. The Business is not subject to any product liability claims. There is no material Litigation in which Seller is a plaintiff pending or threatened against any third party with respect to the Business or any of the Purchased Assets, including but not limited to, any present or former employee, director, stockholder or officer of Seller.
2.9    Properties; Title to Assets.
(a)    The Seller does not own any real property used in the operation of the Business. Section 2.9(a) of the Seller Disclosure Schedule contains a complete and correct list of all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each leased real property of the Business which Buyer intends to occupy after the Closing, regardless of whether Seller is the landlord or tenant, lessor or lessee (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. All such leases, subleases or assignments of leases, to the extent constituting Purchased Assets, are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, subleases or assignments of leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to any material claim. All such leases, subleases or assignments of leases will continue to be in full force and effect and valid, binding immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.
(b)    Seller owns outright and has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the tangible items of Purchased Assets, free and clear of any Liens (other than the Permitted Liens).
(c)    Other than the Excluded Assets and services under the Transition Services Agreement, the Purchased Assets and the Technology and Intellectual Property Rights licensed hereunder constitute all the material assets, properties or rights, including without limitation, contract rights, that are necessary for, used in or held for use in the conduct of the Business as currently conducted by Seller as of the date hereof and as of the Closing Date; provided that the foregoing is not a representation or warranty of noninfringement of third party Intellectual Property Rights, which are addressed in Section 2.10(c).
(d)    Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, the Buyer Entities will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of Seller in the Purchased Assets, free and clear of all Liens (other than the Permitted Liens), provided, that Seller shall not be deemed to be in breach of this representation unless Buyer has delivered notice to Seller of a breach of this representation and Seller has failed to cure such breach after being given a reasonable opportunity to do so.
(e)    The Transferred Inventory consists of items that are (and at the Closing will be) of a quality and quantity usable or saleable in the operation of the Business in the ordinary course.
2.10    Intellectual Property.
(a)    Section 2.10(a) of the Seller Disclosure Schedule sets forth a true, accurate and complete list of all items of Transferred IPR that are Registered Intellectual Property (the “Transferred Registered IPR”), and in respect of each such item of Transferred Registered IPR, the registered owner thereof, the jurisdiction in which each item has been registered or filed, and the applicable registration, application or serial number or similar identifier and applicable issuance, registration or grant date.
(b)    Seller or one of its Subsidiaries owns, or otherwise has the right to transfer to the Buyer Entities all of the Transferred IPR, free and clear of any Liens (other than Permitted Liens). Excluding employee agreements, agreements with consultants and independent contractors and non-disclosure agreements entered into in the ordinary course of business, Section 2.10(b) of the Seller Disclosure Schedule contains a true, correct and complete list as of the date of this Agreement of (i) any Contract pursuant to which Seller or any of its Subsidiaries has licensed or is obligated to license any Transferred IPR to a third Person, other than non-exclusive licenses entered into in connection with the sale or support of products of the Business or granted by Seller or any of its Subsidiaries in the ordinary course of business (the “Out-Licenses”); and (ii) any Contract pursuant to which a third Person has licensed any Intellectual Property Rights to Seller or any of its Subsidiaries that is specific and material to the operation of the Business other than commercially available software or other Technology entered into in the ordinary course of business (the “In-Licenses”, and together with the Out-Licenses, the “Seller Licenses”).
(c)    The operation of the Business, as currently conducted by Seller, does not infringe, constitute the misappropriation of, or violate (i) any Intellectual Property Rights (other than Patents) of any third party, or (ii) to the knowledge of Seller, any Patents of a third party. Seller is not aware of any claim, and to the knowledge of Seller, except as set forth on Schedule 2.10(c), it has never received any written notice or other communication (in writing or otherwise) of any claim, assertion or request for license from, any person asserting that the business of Seller, as currently conducted by Seller infringes, constitutes the misappropriation of, or violates any Intellectual Property Rights of another person. Seller is not aware of any existing or threatened infringement, interference, misappropriation, or violation of the Transferred IPR by any third party that is material to the operation of the Business.
(d)    Seller has taken commercially reasonable measures and precautions to establish and preserve the confidentiality and secrecy of the Trade Secrets that are material to the Business. Without limiting the generality of the foregoing, all employees of Seller, and all consultants and independent contractors of Seller who are or were involved in, or who have contributed to, the creation or development of any material Technology of the Business or have otherwise had access to confidential or proprietary information of Seller pertaining to the Business, have executed and delivered to Seller confidentiality and assignment of inventions agreements. Copies of Seller’s standard forms of such agreements have been delivered to Buyer and all of such agreements are in full force and effect. Seller is not aware of any third party violation of its obligation to maintain the confidentiality of Trade Secrets contained in any non-public Transferred Technology.
2.11    Contracts and Other Agreements.
(a)    Section 2.11 of the Seller Disclosure Schedule sets forth a list of all material contracts, commitments and other agreements (whether written or oral) material to the Business or any of the Purchased Assets to which Seller is a party or by which the Business or any Purchased Assets are bound as of the date hereof (collectively, other than with respect to the Employee Plans listed in Section 2.11(a) of the Seller Disclosure Schedule or any Excluded Assets, the “Material Agreements”), including, without limitation, the following:
(i)    any data center agreement, software and appliance maintenance agreement, royalty agreement, software-as-a-service agreement or managed service agreement, to the extent that any such agreement constitutes a Contract with a Customer or Supplier;
(ii)    any agreement (A) involving research, development or the license of Intellectual Property Rights (as defined in Section 11) (other than standard software licensed under “shrinkwrap” or “clickwrap” agreements for less than $5,000 per annum that are generally commercially available), (B) granting a right of first refusal to or from Seller, or right of first offer or comparable right to purchase any assets or properties, including, without limitation, Intellectual Property Rights, (C) relating to a Joint Venture or partnership involving a sharing of profits, losses, costs or liabilities with another person or entity; or (D) providing for the payment or receipt by Seller of milestone payments or royalties;
(iii)    any material contract or other material agreement with customers or other purchasers of goods or services from Seller, to the extent that any such agreement constitutes a Contract with a Customer or Supplier;
(iv)    any distributor, sales representative or similar agreement, to the extent that any such agreement constitutes a Contract with a Customer or Supplier;
(v)    any agreement with any current or former stockholder, officer or director of Seller or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), to the extent requiring (or reasonably expected to require) payment obligations of greater than $25,000 within any twelve month period, including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, other than any intercompany Contracts with Seller Parent or its Affiliates;
(vi)    any agreement for the acquisition by a third party of Seller’s assets (including any option to acquire assets) in excess of $200,000 within the twelve months of the date hereof (other than for the sale of inventory in the ordinary course of business);
(vii)    any agreement that limits or restricts the Business from competing or engaging in any line of business, or in any geographic area or with any person;
(viii)    any (A) Seller employment and consulting agreements that are not terminable upon notice of thirty (30) days or less without cost or other Liability, except for amounts earned prior to the time of termination, or (B) any employee benefit, bonus, severance, pension, profit-sharing or participation, stock option, stock purchase and similar plans and arrangements sponsored by Seller or pursuant to which Seller has any material liability or contingent liability;
(ix)    agreement requiring the payment to any person of a commission or similar fee, except those entered into in the ordinary course of business or agreements with Seller Employees providing for the payment of commissions; and
(x)    any lease, sublease or other agreement under which Seller is lessor or lessee of any real property.
Seller has delivered to Buyer or its representatives true and complete copies of all the Material Agreements or an accurate summary of any oral agreement (and all written amendments or other modifications thereto).
(b)    All Material Agreements and all other Acquired Agreements material to the conduct of the Business are valid, in full force and effect and binding against Seller and, to the knowledge of Seller, the other parties thereto in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws and Regulations affecting the enforcement of creditors’ rights generally and by general principles of equity. Neither Seller, nor, to Seller’s knowledge, any other party thereto, is in material default of any of its obligations under any such Acquired Agreements, nor does any condition exist that with notice or lapse of time or both would constitute a material default thereunder.
2.12    Warranties. No product or service offered or provided by Seller with respect to the Business is subject to any guaranty, warranty, right of rework, right of credit or other indemnity other than (a) the applicable standard terms and conditions of sale of Seller which are set forth in Section 2.12 of the Seller Disclosure Schedule and (b) service level agreements and similar performance standards, including any service credits for failure to meet such standards.
2.13    Employee Relations.

(a)    Section 2.13 of the Seller Disclosure Schedule sets forth a list of all employees (including any employee on short-term or long-term disability, workers’ compensation, parental or other statutory leave of absence), officers and consultants of Seller and its Subsidiaries who have duties or responsibilities with respect to the Business (including name, title and annual compensation) (collectively, the “Seller Employees”). To Seller’s knowledge, none of the Seller Employees has given as of the date hereof notice of an intention to leave Seller’s employ before or after the Closing. Upon termination of the employment or engagement of any employees or consultants of Seller, neither Buyer nor any Buyer Entity shall be liable, by reason of purchase of the Purchased Assets by the Buyer Entities or anything done prior to the Closing Date, to any of such persons for severance or retention pay or any other payments.
(b)    Seller (i) is not delinquent in payments to any of its employees or consultants for wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to any employees or consultants or any Taxes or any penalty for failure to comply with any of the foregoing, (ii) at all times has been in material compliance with (A) all of the obligations of the Fair Labor Standards Act and any similar state and local laws regarding the payment of wages and overtime pay, and (B) all applicable Laws and Regulations relating to collective bargaining, occupational health and safety, pay equity, workers’ compensation and privacy, and (iii) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security, Employment Insurance premiums, Canada Pension Plan Contributions or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).
(c)    No work stoppage, slowdown, picketing, lockout or labor strike against Seller is pending or, to the knowledge of Seller, threatened. Seller is not involved in and, to the knowledge of Seller, threatened with, any labor dispute or grievance relating to labor, safety or discrimination matters involving any employee that, if adversely determined, could reasonably be expected to result in material liability to Seller. Seller is not presently, and has not been in the past, a party to or bound by any collective bargaining agreement or union contract or similar employee representative bodies with respect to employees and no collective bargaining agreement is being negotiated by Seller. No union organizing campaign or activity with respect to non-union employees of Seller is ongoing, pending or, to the knowledge of Seller, threatened.
(d)    All costs, charges, assessments, including experience rating assessments, or other liabilities, contingent or otherwise, under applicable workers’ compensation or occupational health and safety legislation or other Laws and Regulations relating to industrial accidents and/or occupational diseases, have been paid or accrued by Seller. The accident cost experience of Seller is such that there are no pending or possible assessments, and there are no claims or potential claims which may adversely affect its accident cost experience. Furthermore, Seller has not been subject to any experience rating surcharge over the last five (5) years.
(e)    There have been no fatal or critical workplace accidents in the three (3) years preceding the date hereof. The Seller has complied in all material respects with any Orders issued under workers’ compensation or occupational health and safety legislation, and there are no appeals of any Orders under any such legislation currently outstanding.
(f)    The purchase, assumption and fulfillment of the obligations contained within the Acquired Agreements (as those obligations exist and are fulfilled by the Business as of the date hereof and as of the Closing) will not cause Buyer to be a federal government prime contractor or, to the knowledge of Seller, subcontractor as those terms are defined in 41 CFR § 60-1.3, and therefore not be subject to the requirements of Executive Order 11246, Section 503 of the Rehabilitation Act of 1973 and Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, and the regulations implementing each of these contained in 41 CFR Chapter 60.
(g)    Neither Seller nor any of its Subsidiaries nor Seller’s Parent or any of its Subsidiaries has any obligation pursuant to Law or Regulations or any collective agreement to inform and/or consult, obtain any opinion from, or agreement of, any body representing any of its or their employees (including any trade union) prior to entering into this Agreement or to consummating any of the transactions contemplated by this Agreement.
2.14    Employee Plans.
(a)    Section 2.14(a) of the Seller Disclosure Schedule sets forth a complete list of all pension, savings, profit sharing, retirement, deferred compensation, employment, workers’ compensation, unemployment benefits, welfare, fringe benefit, insurance, sick leave, short and long term disability, medical, dental, death benefit, incentive, bonus, incentive compensation, stock option, stock purchase, equity compensation, vacation pay, paid time off, severance pay and similar plans, programs, agreements, or arrangements (whether written or oral) providing employee benefits or remuneration for current or former Seller Employees, officers, directors, stockholders, partners, managers, agents, consultants, independent contractors, contingent workers, or leased employees or their beneficiaries including without limitation all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) whether or not subject thereto (i) which are maintained by Seller, to which Seller is a party or required to contribute, or for which Seller has any material liability or contingent liability (each an “Employee Plan,” collectively, the “Employee Plans”) or (ii) which on behalf of current or former Seller Employees, officers, directors, stockholders, partners, managers, agents, consultants, independent contractors, contingent workers, or leased employees or their beneficiaries are maintained by Seller Parent, to which Seller Parent is a party or required to contribute, or for which Seller Parent has any material liability or contingent liability (each a “Seller Parent Employee Plan,” and collectively, the “Seller Parent Employee Plans”); provided that the following Employee Plans and Seller Parent Employee Plans shall not be listed in Section 2.14(a): (A) contracts that provide for employment that is terminable “at will” and that are terminable without severance or change of control pay or benefits, in which case only forms of such contracts shall be scheduled, (B) individual agreements representing Cash Replacement Awards, in which case only forms of such individual agreements shall be scheduled, unless such individual agreements provide acceleration of vesting of awards in a manner not provided for under the applicable form(s) or that otherwise materially differ from such forms, and (C) consulting contracts that are terminable without material cost or material liability, in which case only forms of such contracts shall be scheduled, unless any such contract provides severance or change of control pay or benefits that are, in each case, greater than required by applicable Laws and Regulations.
(b)    Seller has delivered to Buyer current, accurate and complete copies of (i) a summary of the material terms of each Employee Plan and Seller Parent Employee Plan that has not been reduced to writing, (ii) the summary plan description for each Employee Plan and Seller Parent Employee Plan subject to Title I of ERISA, and in the case of each other Employee Plan and Seller Parent Employee Plan, any similar employee summary (including but not limited to any employee handbook description), and (iii) the most recent determination letter, advisory letter, or opinion letter received from the IRS for any Employee Plan or Seller Parent Employee Plan (if any) that is intended to be qualified under Section 401 of the Code and the most recent evidence of registration for any Employee Plan or Seller Parent Employee Plan that is subject to foreign law.
(c)    Each Employee Plan has been administered in all material respects in accordance with the terms of such plan and the provisions of any and all statutes, orders or governmental rules or regulations, including without limitation ERISA, the Code and any applicable foreign law. All contributions, premiums and other amounts due to or in connection with each Employee Plan under the terms of the Employee Plan or applicable Laws and Regulations have been timely made, and provision has been made in the Seller Balance Sheet for such contributions, premiums and other amounts that were due as of the Seller Balance Sheet Date but were attributable to service before such date.
(d)    Neither Seller nor any ERISA Affiliate has ever maintained, sponsored, contributed to, been required to contribute to, or incurred any liability under a plan that is or has been subject to Title IV of ERISA or Section 412 of the Code or that is or has been a “registered pension plan” as that term is defined in the Income Tax Act (Canada).
(e)    Except for continuation of health coverage to the extent required under Section 4980B of the Code, Section 601 et seq. of ERISA (“COBRA”) or applicable foreign law, there are no obligations under any Employee Plan providing welfare benefits after termination of employment.
(f)    Neither Seller nor any ERISA Affiliate has ever maintained, sponsored, contributed to, been required to contribute to, or incurred any liability under any (i) multi-employer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) multiple employer plan as defined in Section 413(c) of the Code, or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA, (iii) voluntary employees’ beneficiary association, within the meaning of Section 401(c)(9) of the Code, or (iv) multi-employer or multi-unit pension plan or similar under applicable foreign law or other plan, program or arrangement in which the participating employers are not affiliates as that term is defined in the Business Corporations Act (Ontario).
(g)    Neither Seller nor any Subsidiary have ever maintained, sponsored, contributed to, been required to contribute to, or incurred any actual or contingent liability under any welfare benefit fund within the meaning of Section 419(e) of the Code.
2.15    Environmental Matters.

(a)    With respect to the Business and the Purchased Assets, (i) Seller is in material compliance with and has complied with all applicable Environmental Laws, (ii) Seller has not (nor to the knowledge of Seller, has any predecessor in interest in connection with Seller’s business) generated, used, handled, transported or stored any Hazardous Materials or shipped any Hazardous Materials for treatment, storage or disposal at any site or facility except in material compliance with Environmental Laws, and (iii) Seller has not operated any underground storage tank or other container at any site currently and previously owned, used or operated by, or premises leased by Seller.
(b)    With respect to the Business and the Purchased Assets, Seller has not received written notification of any pending or threatened claim for a violation of (i) the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or (ii) any similar federal, state, local or other Environmental Law.
(c)    With respect to the Business and the Purchased Assets, Seller has obtained all material permits required by Environmental Law necessary to enable it to conduct its business and is in compliance in all material respects with such permits. There is no violation by Seller of any Environmental Law that reasonably could be expected to have a Seller Material Adverse Effect. With respect to the Business and the Purchased Assets, Seller has delivered to Buyer copies of any and all material environmental audits or risk assessments, site assessments, documentation regarding off-site disposal or release of Hazardous Materials, spill control plans and all other material correspondence, documents or communications with any governmental agency or other entity regarding the foregoing in its possession relating to property owned or leased by Seller.
2.16    Permits. Section 2.16 of the Seller Disclosure Schedule sets forth a true and complete list of all material licenses, permits, franchises, consents, registrations or orders issued by any Governmental Entity to Seller with respect to the Business and the Purchased Assets, including, but not limited to, those relating to environmental matters, public and worker health and safety, buildings, highways or zoning held by Seller material to the operation of the Business as currently conducted (collectively, “Permits”). Seller has all material Permits necessary for the operation of the Business as currently conducted, including, without limitation, all such Permits relating to licensing of products, and all of such Permits are in full force and effect. Seller is operating in compliance with all applicable Permits; any applications for renewal necessary to maintain any Permit in effect have been filed; and no proceeding is pending, or to the knowledge of Seller, threatened to revoke, suspend, limit or adversely modify any Permit.
2.17    Commercial Relationships. Section 2.17 of the Seller Disclosure Schedule sets forth the fifty (50) customers (the “Customers”) and twenty (20) suppliers (the “Suppliers”) who accounted for the largest purchases from or by the Business for the twelve months ended July 3, 2015. Except as set forth in Section 2.17 of the Seller Disclosure Schedule, no Customer, in the last twelve months, has terminated or cancelled its relationship with Seller. Seller has not received any written threat or written or, to the knowledge of Seller, oral notice from any Customer to terminate or cancel its relationship with Seller.
2.18    Gratuitous Payments. Solely as it relates to the Business, neither Seller nor any of the directors, officers or employees of, to Seller’s knowledge, or any agents acting on behalf of or for the benefit of Seller, directly or indirectly, has (a) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers or third party payors of Seller or potential customers of Seller in order to obtain business from such customers, other than standard pricing or discount arrangements consistent with proper legal and business practices in violation of applicable law, (b) given, or agreed to give, or is aware that there has been made, or that there is an agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer, third party payor, supplier, source of financing, landlord, sub-tenant, licensee or anyone else other than in connection with promotional or entertainment activities consistent with proper legal and business practices in violation of applicable law, (c) made, or has agreed to make, or is aware that there has been made, or that there is any agreement to make, any illegal political contribution or gift, or any illegal contributions, payments or gifts of its funds or property to, or for the private use of, any governmental official, employee or agent, where either the contribution, payment or gift or the purpose of such contribution, payment or gift is illegal under the Laws and Regulations of the United States, or under the Laws or Regulations of any state thereof or any other jurisdiction (foreign or domestic) under which such payment or gift was made or (d) established or maintained any unrecorded fund or asset for any illegal purpose, or has willfully made any false or artificial entries in any of its books or records for any illegal reason. No written notice or claim inconsistent with the representations in this Section 2.18 has been received by Seller.
2.19    Compliance with Privacy Laws.
(a)    For purposes of this Agreement:
(i)    “Foreign Privacy Laws” shall mean (A) the Directive 95/46/EC of the Parliament and of the Council of the European Union of 24 October 1995 on the protection of individuals with regard to the collection, use, disclosure, and processing of personal data and on the free movement of such data, (B) the corresponding national rules, regulations, codes, orders, decrees and rulings thereunder of the member states of the European Union, (C) the Personal Information Protection and Electronic Documents Act (Canada) and Canada’s Anti-Spam Legislation, and (D) any rules, regulations, codes, orders, decree, and rulings thereunder related to personal data and the privacy, data protection or data transfer issues regarding the same implemented in Canada or other non-US countries.
(ii)    “US Privacy Laws” shall mean any rules, regulations, codes, orders, decrees, and rulings thereunder of any federal, state, regional, county, city, municipal or local government of the United States or any department, agency, bureau or other administrative or regulatory body obtaining authority from any of the foregoing that relate to the privacy and protection of personal data, including the following, solely to the extent related to the privacy and protection of personal data: the Fair Credit Reporting Act of 1970, as amended; the Privacy Act of 1974, as amended; the Family Education Rights and Privacy Act of 1974, as amended; the Right to Financial Privacy Act of 1978, as amended; the Privacy Protection Act of 1980, as amended; the Cable Communications Policy Act of 1984, as amended; the Electronic Communications Privacy Act of 1986, as amended; the Video Privacy Protection Act of 1988, as amended; the Telephone Consumer Protection Act of 1991, as amended; the Driver’s Privacy Protection Act of 1994, as amended; the Communications Assistance for Law Enforcement Act of 1994, as amended; the Telecommunications Act of 1996, as amended; the Health Insurance Portability and Accountability

Act (HIPAA) of 1996, as amended; the Children’s Online Privacy Protection Act (COPPA) of 1998, as amended; the Financial Modernization Act (Graham-Leach-Bliley Act) of 2000, as amended.
(b)    To the knowledge of Seller, Seller’s operation of the Business is currently and has in the past three years, been in compliance in all material respects with all Foreign Privacy Laws and US Privacy Laws; and Seller has not in the past three years received notice (in writing or otherwise) alleging a material violation of such Foreign Privacy Laws or US Privacy Laws in connection with Seller’s operation of the Business.
(c)    In the past three years, no action, suit or proceeding has been filed or commenced against Seller, nor to the knowledge of Seller, investigations, claims or demands (or threats regarding the same against Seller in writing), relating to a material violation of applicable Foreign Privacy Laws and US Privacy Laws Privacy Laws in connection with Seller’s operation of the Business.
2.20    Data Security. The Seller takes and in the past three years has taken all security measures required for compliance in all material respects with any Contract or any Law or Regulation applicable to the Seller’s Business, including without limitation, all such security measures as may be required by any Law or Regulation applicable to Seller’s Business to protect, safeguard and maintain the confidentiality, integrity and security of all of Seller’s computer systems, and all information, data, and transactions stored or contained therein or transmitted thereby, against any unauthorized use, access, acquisition, disclosure, transmittal, interruption, modification or corruption. Seller has complied with applicable Contracts, Laws and Regulations requiring notification by Seller to affected individuals in the case of any breach of the security of unencrypted data containing customer personal information.
2.21    Encryption. Without limiting the effect of Section 2.20, except as disclosed in Section 2.21 of the Seller Disclosure Schedule, Seller has Encrypted all Service Data.
2.22    Broker’s Fee. No broker, finder, agent or similar intermediary has acted on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Seller, or any action taken by or on behalf of Seller.
SECTION 3
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that, except as set forth in the disclosure schedule delivered by Buyer to Seller (the “Buyer Disclosure Schedule”), the statements contained in this Section 3 are true and correct with respect to each Buyer Entity.
3.1    Organization and Qualification. Each Buyer Entity is a corporation or other company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and each has the corporate (or comparable) power and authority to own, lease and operate its assets and to carry on its business as currently conducted and as proposed to be conducted. Each Buyer Entity is qualified or otherwise authorized to transact business as a foreign corporation in all jurisdictions in which such qualifications or authorization is required by law except for jurisdictions in which the failure to be so qualified or authorized could not reasonably be expected to have a Buyer Material Adverse Effect. Buyer has furnished or made available to Seller complete and accurate copies of its Certificate of Incorporation and By-laws as presently in effect, and Buyer is not in default in the performance, observation or fulfillment of any provision of its Certificate of Incorporation or By-laws.
3.2    Authority to Execute and Perform Agreement. Each Buyer Entity has the corporate (or comparable) power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or comparable) action on the part of each Buyer Entity This Agreement has been, and the other Transaction Documents when delivered at Closing will be, duly executed and delivered by each Buyer Entity and constitute valid and binding obligations of them, enforceable against them in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws and Regulations affecting the enforcement of creditors’ rights generally and by general principles of equity.
3.3    Noncontravention. Except as set forth on Section 3.3 of the Buyer Disclosure Schedule, neither the execution, delivery and performance of this Agreement and the other Transaction Documents by each Buyer Entity, nor the consummation by either of them of the transactions contemplated hereby or thereby will (a) violate or constitute a breach of any provision of their respective Certificate of Incorporation or By-laws (or comparable organizational documents), (b) require on the part of any Buyer Entity any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which any Buyer Entity is a party or by which any of them is bound or to which any of their assets is subject, (d) result in the imposition of any Lien upon any assets of any Buyer Entity or (e) violate any Order or Law or Regulation in effect as of the Closing Date applicable to any Buyer Entity or any of its properties or assets. No Buyer Entity will be required to give any notice to or obtain any consent or waiver from any individual or entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to avoid a modification or termination of, or a payment or default under, a contract or agreement with a third party.
3.4    Funds. Carbonite Switzerland and Buyer has, and shall have at the Closing, sufficient funds to pay the Closing Payment.
3.5    Broker’s Fee. Except for William Blair & Company, no broker, finder, agent or similar intermediary has acted on behalf of any Buyer Entity in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with any Buyer Entity or any action taken by or on behalf of any Buyer Entity.
SECTION 4
LICENSES
4.1    Licenses to Buyer. Effective as of the Closing, for the respective terms set forth in Section 4.7, Seller Parent and Seller (each on behalf of itself and its Affiliates) hereby grant to the Buyer Entities a worldwide, irrevocable, non-exclusive, fully paid-up, royalty-free, and non-transferable (except as provided in Section 4.4) license:
(a)    under the Seller Licensed Patents, to (i) make, have made, import, use, offer to sell, sell (or otherwise dispose of) any products and services in connection with the operation of their businesses (including the Business); and (ii) practice any method, process or procedure claimed in any of the Seller Licensed Patents in connection with the operation of their businesses (including the Business); and
(b)    under the Seller Licensed IPR, to use, copy, distribute, disclose, make, modify, improve, display, sublicense and otherwise exploit in any manner the Transferred Technology in connection with the operation their businesses (including the Business).
4.2    Omitted Seller Licensed Patents. If and to the extent there is a Patent owned or controlled by Seller, Seller Parent, or any of their respective Affiliates that is infringed by the operation of the Business, as conducted as of the Closing and such Patent is not listed as a Seller Licensed Patent on Schedule 4.1, then any such omitted Patent shall be deemed a Seller Licensed Patent for purposes of this Agreement and added to the list in Schedule 4.1. In addition, if within six months of the Closing, a Buyer Entity performs a change to a product of the Business that (i) is contemplated by the Seller’s product roadmap for the Business as of the Closing, and (ii) infringes a claim of a Patent owned or controlled by Seller, Seller Parent or any of their respective Affiliates that is not listed as a Seller Licensed Patent on Schedule 4.1 as of Closing, then, provided that Buyer provides Seller notice thereof, Seagate will add such omitted Patent to Schedule 4.1.
4.3    Licenses to Seller. Subject to Section 1.11 and the restrictions of Section 10.1, effective as of immediately after the Closing, and for the respective terms set forth in Section 4.7, the Buyer Entities hereby grant to Seller, Seller Parent and each of their Affiliates, and Seller, Seller Parent and each of their Affiliates will retain, a worldwide, irrevocable, non-exclusive, fully paid-up, royalty-free and non-transferable (except as provided in Section 4.4) license:
(a)    under the Licensed-Back Patents, to (i) make, have made, import, use, offer to sell, sell (or otherwise dispose of) any products and services in connection with the operation of their businesses; and (ii) practice any method, process or procedure claimed in any of the Licensed-Back Patents in connection with the operation their businesses; and

(b)    under the Licensed-Back IPR, to use, copy, distribute, disclose, make, modify, improve, display, sublicense and otherwise exploit in any manner any Transferred Technology.
4.4    Sublicensing and Transfer Rights. The licenses granted to a Party under Sections 4.1(a) and 4.3(a), respectively, may not be sublicensed, assigned or transferred, in whole or in part, except in connection with a (i) sales or licenses to end users of finished products and services of a licensed Party’s businesses (including, with respect to Buyer Entities, the Business) solely to the extent necessary to authorize such end users to use or resell such finished products or services for their intended purpose, or (ii) a Change of Control of the licensed Party or the transfer or sale of any business unit, Subsidiary or division (by means of a reorganization, asset sale, stock sale, merger or otherwise) of such licensed Party to which such licenses relate.
4.5    Limitations.
(a)    All rights and licenses granted from one Party to the other hereunder are granted “As Is” and without any representation or warranty of any kind, except for the representations and warranties as are set forth in Section 2.10.
(b)    Subject only to Section 4.2 above, each Party reserves all other rights and licenses to its Intellectual Property Rights not licensed hereunder.
4.6    Licenses Irrevocable. Each Party acknowledges and agrees that the licenses granted under this Section 4, except where specified otherwise, are non-terminable and irrevocable, and that its remedy for breach by the other Party of the licenses granted to it hereunder or of any other provision hereof will be to bring a claim to recover damages and to seek appropriate equitable relief but not termination of the licenses granted by it in this Agreement.
4.7    License Term. All licenses granted herein with respect to each Patent will expire upon the expiration of the term of such Patent. All licenses granted herein with respect to each Copyright will expire upon the expiration of the term of such Copyright. All other licenses are perpetual.
4.8    Applicability to Subsidiaries.
(a)    All licenses granted to a Party are sublicensable to a Party’s Subsidiaries, provided that such licenses will terminate with respect to such Subsidiary upon such entity ceasing to be a Subsidiary of a licensed Party, except in the case of a Spin-Out of such entity as provided in Section 4.8(b).
(b)    In the event of a transaction (a “Spin-Out”) whereby an entity that was a Subsidiary of a Party engaged in a line of business ceases to be a Subsidiary of such Party, such entity may retain, by way of a sublicense, any licenses granted or sublicensed to it hereunder, but only with respect to the line of business in which it is engaged at the time of such Spin-Out and subject to all other applicable limitations in this Section 4. In the event that such entity resulting from the Spin-

Out is acquired by a third Person, such sublicense will not extend to any products, business or operations of such third Person.
SECTION 5
COVENANTS AND AGREEMENTS
5.1    Conduct of Business. During the period from the date of this Agreement to the Closing, Seller shall conduct the Business in the ordinary course consistent with past practice.
5.2    Negative Covenants Pending Closing. Seller shall not take any of the following actions without prior written notice to the Buyer (it being understood that any request for consent under Section 2.4(b) also constitutes notice hereunder):
(a)    sell, lease, license or otherwise dispose of any assets or property of the Business, including its Intellectual Property Rights, other than arm’s length purchases and sales of services, supplies or materials in the ordinary course of business consistent with past practice;
(b)    create or permit to suffer to exist or remain in effect any Liens (other than Liens existing as of the date of this Agreement or the Permitted Liens) on, any of the Purchased Assets;
(c)    except, in each case, as required by law, in accordance with existing agreements, or in the ordinary course and consistent with Seller or Seller Parent’s past business practice (including, but not limited to, permitting any Seller Employee to enroll or change participation in Seller Parent’s health and welfare benefit plans pursuant to Seller Employee’s elections during the Seller Parent’s 2015 “open enrollment” period): (i) change the compensation payable to any Seller Employee; (ii) enter into, adopt or materially amend any employment, severance or other agreement with any Seller Employee; or (iii) adopt, amend or increase the benefits under, any employee benefit plan; notwithstanding the foregoing, this Section 5.2(c) shall not prevent Seller Parent from amending, terminating or adopting Seller Parent employee benefit plans or arrangements of a general nature that do not materially increase the compensation payable or benefits provided to Seller Employees;
(d)    amend, terminate, cancel, or waive any material rights under, any of the Acquired Agreements;
(e)    enter into any contracts or commitments affecting the Business and that would constitute an Assumed Liability involving potential payments by Seller in any single instance of $50,000 or more or in the aggregate of $200,000 or more, except for contracts or commitments for the purchase of services, supplies or materials in the ordinary course of business consistent with past practices;
(f)    except with respect to those work sites or offices without Designated Employees or Designated Canadian Employees, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, or a “mass termination” as that term is defined in applicable Canadian employment standards legislation; or

(g)    take any action or fail to take any action with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of Seller set forth in this Agreement becoming untrue or (ii) any of the conditions to the purchase of the Purchased Assets set forth in Section 6 not being satisfied, provided that Seller and its Affiliates shall not be liable under Section 9.2 for any failure to notify Buyer under this Section 5.2(g).
5.3    Access to Information.
(a)    From and after the date hereof until the Closing, Seller will permit Buyer, through its employees and representatives, reasonable access to, and will make available to Buyer’s representatives for inspection and review, all properties, books, records, accounts, and documents of or relating to the Business as may be reasonably requested from time to time, and make the employees (including key managers), accountants, attorneys and other advisors of the Business and Seller available for consultation, and permit access to other third parties reasonably requested for confirmation of any information so obtained, provided, that such access shall not unreasonably interfere with the business operations of Seller or its Subsidiaries. Any such access shall be conducted at reasonable times during Seller’s or Seller Parent’s normal business hours (it being acknowledged that Seller has a furlough policy in place for its employees commencing December 18, 2015 until January 4, 2016) at the locations where the applicable individuals are located upon reasonable prior notice to Seller and under reasonable circumstances in compliance with reasonable security and insurance requirements of Seller and its Affiliates.
(b)    No investigation by Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of Seller contained in this Agreement.
5.4    Further Assurances. Prior to and after the Closing, each of the Parties shall execute such documents, further instruments of sale, transfer, conveyance, assignment and confirmation and other papers and take such further actions as may be reasonably required or desirable to more effectively transfer, convey and assign to the Buyer Entities, and to confirm title of the Buyer Entities to, all of the Purchased Assets being acquired hereunder, to put the Buyer Entities in actual possession and operating control of the assets, properties and business of Seller, to assist the Buyer Entities in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement. Each Party shall use its respective reasonable commercial efforts to take other such actions to ensure that, to the extent within its control or capable of influence by it, the transactions contemplated by this Agreement shall be fully carried out in a timely fashion. Seller shall not take any action that is designed or intended to have the effect of discouraging any lessor, lessee, licensee, licensor, supplier, distributor, customer or employee of the Business or other person with whom the Business has a relationship from maintaining the same relationship with the Business after the Closing as it maintained prior to the Closing. If Seller receives any customer inquiries relating to the Business after the Closing, Seller shall inform such customer that Buyer has acquired the Business and provide such customer with the contact information of Buyer.
5.5    Assignment of Contracts. To the extent that any lease, license, contract, agreement, sales or purchase order, Permit or right included in the Purchased Assets, or any claim, right or benefit arising thereunder or resulting therefrom (each, an “Interest”), is not capable of being sold, assigned, transferred or conveyed without the authorization, approval, consent or waiver of the issuer thereof or the other party or parties thereto, or any other person or entity, including a Governmental Entity (or if such Interest would be breached in the event of an sale, assignment, transfer or conveyance without such approval, consent or waiver), (a) this Agreement shall not, in the event such issuer or other person or entities shall object to such assignment, constitute an assignment or conveyance thereof absent such approval consent or waiver and (b) Seller shall use commercially reasonable efforts prior to and after the Closing Date, to obtain all necessary approvals, consents or waivers necessary to convey to the Buyer Entities each such Interest, provided that nothing in this Section 5.5 shall require Seller or any of their Affiliates to pay any amount, grant any rights, grant any guarantee or provide any other consideration to any third party or incur additional costs or expenses in order to obtain any such approvals, consents or waivers. To the extent any of the approvals, consents or waivers referred to in this Section 5.5 have not been obtained as of the Closing, Seller shall, during the remaining term of such Interest, exercise commercially reasonable efforts to cooperate with the applicable Buyer Entity, at its request, in any reasonable and lawful arrangements designed to provide the benefits of such Interest to such Buyer Entity. In any such arrangement, Buyer agrees to diligently perform and discharge, and shall cause its Subsidiaries to diligently perform and discharge, the obligations of Seller and its Subsidiaries in connection with such Interest, directly or indirectly, as applicable, through Seller or its Subsidiaries (as applicable) and shall indemnify, defend and hold harmless Seller and its Affiliates for any failure of Buyer or any of its Affiliates to perform and discharge any such obligations, and in that regard Buyer will, without limitation, (A) bear the sole responsibility for completion of the work or provision of goods and services, (B) be solely entitled to all benefits thereof, economic or otherwise, (C) be solely responsible for any warranty or breach thereof, any repurchase, indemnity and service obligations thereof, and (D) promptly reimburse the reasonable costs and expenses of Seller and its Affiliates related thereto. For avoidance of doubt, any obligations or Liabilities incurred by Seller and its Subsidiaries in performance of any of the arrangements contemplated in this Section 5.5 shall not be deemed an Excluded Liability for purposes of Section 1.3(b).
5.6    Continued Effectiveness of Representations and Warranties. Each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its commercially reasonable efforts to ensure that (a) its representations and warranties remain true and correct through the Closing Date, provided that Seller and its Affiliates shall not be liable (including under Section 9.2) for any failure to take any actions under this Section 5.6(a), and (b) the conditions to the obligations of the other Parties to consummate the transactions contemplated hereby are satisfied.
5.7    Governmental and Third-Party Notices and Consents. Each Party shall use commercially reasonable efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from any (a) Governmental Entity, and to effect all registrations, filings and notices with or to any Governmental Entity, as may be required for such Party, and (b) third parties, in each case, as necessary or desirable to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws and Regulations, provided, that nothing in this Section 5.7 shall require Seller or any of their Affiliates to pay any amount, grant any rights, grant any guarantee or provide any other consideration to any third party or incur additional costs or expenses in order to obtain any such waivers, permits, consents, approvals or other authorizations.
5.8    Notification of Certain Matters. Between the date hereof and the Closing Date, Seller shall give prompt notice to Buyer and Buyer shall give prompt notice to Seller of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement or any Disclosure Schedule to be untrue or inaccurate if made at such time and (b) any failure of Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case if such event would cause a failure of the applicable condition to Closing set forth in Section 6.1. No such information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Seller Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seller in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 have been satisfied.
5.9    Accounts Receivable; Accounts Payable.
(a)    Seller shall collect all accounts receivable of the Business for the period prior to the Closing in a manner consistent with the normal accounts receivables collection procedures and practice of Seller Parent and its Affiliates.
(b)    After the Closing:
(i)    Buyer (utilizing Transferred Employees and Canadian Transferred Employees) shall collect all accounts receivable of the Business that are aged 90 days or less, in a manner consistent with the normal accounts receivables collection procedures and practice of Seller Parent and its Affiliates;
(ii)    Seller shall collect all accounts receivable of the Business that are more than 90 days aged, in a manner consistent with the normal accounts receivables collection procedures and practice of Seller Parent and its Affiliates;
(iii)    In the event that Seller determines that Buyer has not satisfied its obligations under Section 5.9(b)(i) above in any manner, Buyer shall make available a senior executive officer of Buyer for discussion with an officer of Seller and discuss in good faith any additional or alternative collection procedures or practices requested by Seller to enable Buyer to successfully collect accounts receivable of the Business, and shall enact any such additional collection procedures or practices agreed upon with Seller.
(iv)    The Parties will cooperate with each other to reconcile accounts receivable of the Business, and collections thereof, on a timely basis. If Seller collects any accounts receivable that is for the account of the Buyer, Seller shall remit such accounts receivable to Buyer within seven (7) business days of receipt thereof. If Buyer collects any accounts receivable that is for the account of the Seller, Buyer shall remit such accounts receivable to Seller within seven (7) business days of receipt thereof; and

(v)    Seller shall deliver to Buyer monthly account statements for the bank accounts associated with the accounts receivable of the Business, and shall provide any notices reasonably requested by Buyer to the customers to the Business upon the closing of any such accounts.
(c)    Seller shall pay all accounts payable of the Business for the period prior to the Closing in a manner consistent with the historical accounts payables payment procedures of Seller Parent and its Affiliates.
5.10    Tax Matters.
(a)    In the case of any real or personal property taxes (or other similar Taxes) attributable to the Purchased Assets for which Taxes are reported on a Tax Return covering a period commencing before the Closing and ending thereafter (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Buyer and Seller on a per diem basis. The Party required by law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other Party (the “Non-Paying Party”) with notice of payment, and within ten (10) days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.
(b)    Buyer and Seller shall cooperate fully and promptly as and to the extent reasonably requested by any of the other parties in connection with any Tax matters relating to the Purchased Assets. The Party requesting such cooperation will pay the reasonable out-of-pocket expenses of the assisting Party or Parties.
5.11    Employment of Seller Employees and Benefit Plan Matters-Outside of Canada.
(a)    Seller shall provide Buyer with an opportunity to review the employment files and other related documents of all Seller Employees, to the extent permitted by law in the jurisdiction where the employee is located. Each of the Buyer Entities may, in their respective sole discretion, elect to offer at-will employment to certain of the Seller Employees who are not employed in Canada (the “Designated Employees”) no less than five (5) business days prior to the Closing. At-will employment for any Designated Employees providing Transition Services pursuant to the Transition Services Agreement shall not begin until the applicable dates as set forth therein. Buyer shall provide Seller Parent with a schedule displaying the base salary (or base wage, as applicable) rate, target annual bonus and/or commission opportunity of such Designated Employees and any additional bonus or equity grant that it intends to offer to each Designated Employee, together with a comparison to the cash compensation and equity compensation each such Designated Employee currently receives from Seller or Seller Parent. Any such “at-will” employment offers will include terms that are reasonably comparable, in the aggregate, with respect to base salary (or base wage, as applicable) rate, target annual bonus and/or commission opportunity of such Designated Employees on the date hereof. Nothing herein shall require Buyer or any Buyer Entity to continue the employment of or any particular term or condition of employment of any Seller Employee (including without limitation any Designated Employee). Seller agrees to cooperate with the Buyer Entities and use commercially reasonable efforts to cause any Designated Employees to make available their employment services to the applicable Buyer Entity. Seller hereby consents to the hiring of such Designated Employees by any Buyer Entity and waives any claims or rights Seller may have against the Buyer Entities or any such Designated Employees under any non-competition or employment agreement arising out of or relating to the employment by any Buyer Entity of such Designated Employees, provided that Seller shall not waive any claims or rights Seller may have with respect to provisions in such agreements related to confidentiality or trade secrets. Designated Employees who accept employment by a Buyer Entity are referred to herein as “Transferred Employees”.
(b)    On the Closing Date, Seller shall coordinate the acceptance of resignations by Transferred Employees of their employment with Seller, pursuant to written notices of resignation in a form approved by Seller, except for those Transferred Employees who provide Transition Services who shall continue to perform such services in accordance with the terms and conditions of the Transition Services Agreement as set forth therein. Seller shall provide Buyer with reasonable prior notice of the nature and content of any such written resignation notice.
(c)    Seller shall remain responsible for (i) any and all wages, salaries, and other cash compensation (including, without limitation, accrued vacation leave and sick leave, bonuses, commissions and other incentive-based cash compensation) payable to the Seller Employees and any former employees, officers and consultants of Seller (“Former Seller Employees”) for periods on and prior to the Closing that any Seller Employees were employed by Seller, (ii) any severance, retention bonus or change in control payment payable to any of the Seller Employees or Former Seller Employees that become due or owed as a result of the consummation of the transactions contemplated by this Agreement, (iii) providing COBRA continuation coverage for any Employee Plan that is a group health plan with respect to any qualifying event that occurs on or before the Closing Date, and (iv) any and all Liabilities relating to or arising in connection with the Employee Plans.
(d)    The Parties agree that, with respect to Transferred Employees, they respectively meet the definition of “predecessor” and “successor” as defined in Revenue Procedure 2004-63. For purposes of reporting employee remuneration to the IRS on Forms W-2 and W-3 for the calendar year in which the Closing Date occurs, Seller and Buyer shall utilize the “Alternative Procedure” described in Section 5 of Revenue Procedure 2004-63.
5.12    Employment of Seller Employees and Benefit Plan Matters-Canada. This Section 5.12, and not Section 5.11, shall apply to Designated Employees in Canada.
(a)    Seller shall provide Buyer with an opportunity to review the employment files and other related documents of all Seller Employees, to the extent permitted by law in the jurisdiction in where the employee is located. Each of the Buyer Entities may, in their respective sole discretion, elect to offer employment, conditional on the Closing, to certain of the Seller Employees who are employed in Canada (the “Designated Canadian Employees”) no less than ten (10) business days prior to the Closing. Buyer shall provide Seller Parent with a schedule displaying the base salary (or base wage, as applicable) rate, target annual bonus and/or commission opportunity of such Designated Canadian Employees and any additional bonus or equity grant that it intends to offer to each Designated Canadian Employee, together with a comparison to the cash compensation and equity compensation each such Designated Canadian Employee currently receives from Evault Canada, Inc. Any offer of employment from a Buyer Entity to Designated Canadian Employees shall recognize the prior service of the Designated Canadian Employees for all purposes and will include terms that are in compliance with local law and are reasonably comparable, in the aggregate, to the terms and conditions of employment of such Designated Canadian Employees on the date hereof. Seller agrees to cooperate with the Buyer Entities and use commercially reasonable efforts to cause any Designated Canadian Employees to make available their employment services to the applicable Buyer Entity. Seller and EVault Canada, Inc. hereby consent to the hiring of such Designated Canadian Employees by any Buyer Entity and waive any claims or rights Seller and EVault Canada, Inc. may have against the Buyer Entities or any such Designated Canadian Employees under any non-competition or employment agreement arising out of or relating to the employment by any Buyer Entity of such Designated Canadian Employees, provided that Seller and EVault Canada, Inc. shall not waive any claims or rights Seller and EVault Canada, Inc. may have with respect to provisions in such agreements related to confidentiality or trade secrets. Designated Canadian Employees who accept employment by a Buyer Entity are referred to herein as “Canadian Transferred Employees”. The applicable Buyer Entity will be responsible for all wages, salaries, and other cash compensation (including, without limitation, vacation pay and sick leave, bonuses, commissions and other incentive-based cash compensation) with respect to the Canadian Transferred Employees accrued and earned after Closing.
(b)    Seller shall remain responsible for (i) any and all wages, salaries, and other cash compensation (including, without limitation, accrued vacation leave and sick leave, bonuses, commissions and other incentive-based cash compensation) payable or accrued to the Seller Employees and any former employees, officers and consultants of Seller who are or were employed in Canada (“Former Seller Canadian Employees”) for periods on and prior to the Closing, whether or not paid or payable before or after Closing, (ii) any notice of termination, termination pay, severance pay, retention bonus or change in control payment payable to any of the Seller Employees (who are or were employed in Canada) or Former Seller Canadian Employees who are not offered employment with a Buyer Entity or who are offered employment with a Buyer Entity and do not accept such employment, (iii) any and all Liabilities relating to or arising in connection with the Employee Plans.
5.13    Change of Name.
(a)    Seller shall use reasonable efforts to change its corporate name, and amend its Certificate of Incorporation accordingly, to one not using any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Transferred IPR within ninety (90) days following the Closing Date.
(b)    Subject to Section 5.13(c) below, after the Closing Date, Seller shall (i) use commercially reasonable efforts to promptly locate and remove any Transferred Trademarks from letterhead templates and other materials remaining in its possession or under its control (other than any archival records and other materials stored in digital form), and (ii) not use in commerce (including without limitation in new marketing, promotional or press materials or at analyst conferences), put into use, or purport to authorize any other person to use, any materials or domain names that bear any Trademark contained in the Transferred IPR or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto.
(c)    Notwithstanding the forgoing, during the period commencing on the Closing Date and ending (90) days following the later of the completion of the cessation of the Excluded Business contemplated by Section 5.21 and the termination of the Transition Services Agreement, Seller shall be permitted to use the Trademarks contained in the Transferred IPR solely as incidental to (i) the operation of the Excluded Business (including any co-branded products offered through the Excluded Business), and (ii) performance under the Transition Services Agreement.
5.14    Exclusivity.
(a)    Seller shall not, and shall require each of its Affiliates, directors, officers, employees, agents, advisors and other representatives (including each financial advisor and attorney) not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, assist or encourage action by, or discussions with, any person other than Buyer relating to the possible acquisition of the Business or of all or a material portion of the assets of the Business or capital stock of Seller or any merger, reorganization, consolidation, business combination, share exchange, tender offer, recapitalization, dissolution, liquidation or similar transaction involving Seller (an “Alternative Transaction”), (ii) participate in any negotiations regarding, or furnish information with respect to, or otherwise respond to, any effort or attempt by any person to do or to seek any Alternative Transaction (other than to inform such person that the Seller is subject to an exclusivity period and the expiration of the exclusivity period) or (iii) grant any waiver or release under any standstill or similar agreement, provided that an Alternative Transaction shall not include any transaction involving (1) all or a portion of the Excluded Assets or (2) any merger, reorganization, consolidation, business combination, share exchange, tender offer, recapitalization, dissolution, liquidation or similar transaction involving Seller Parent, the ultimate parent company of Seller Parent, or a material portion of their respective assets not primarily constituting assets of the Business (it being understood that any transaction contemplated by this clause (2) shall not relieve Seller of its obligations to consummate this Agreement and, if necessary to preserve Buyer’s rights hereunder, Seller shall cause any counterparty to such transaction (if such transaction is to be consummated prior to the Closing) to assume the obligations of Seller under this Agreement). Seller shall notify Buyer promptly (and, in any case, within one Business Day) of any inquiries, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with, Seller or any of its Affiliates, directors, officers, employees, agents, advisors or other representatives concerning an Alternative Transaction indicating, in connection with such notice, the names of the parties and the material terms and conditions of any proposal or offer. Seller agrees that it will keep Buyer informed, on a prompt basis (and, in any case, within one Business Day of any significant development), of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Seller agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with respect to any potential Alternative Transaction or similar transaction or arrangement. Seller agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.14 of the obligations undertaken hereunder.

(r)Upon any material breach of this Section 5.14, Seller shall reimburse Buyer for all out-of-pocket fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, lenders, consultants, advisors, representatives, counsel and accountants. The reimbursement of the foregoing fees and expenses shall be in addition to all other remedies Buyer may have at law in or equity for any breach of this Section 5.14.
5.15    Public Announcements. Seller and Buyer shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated in this Agreement and the other Transaction Documents and shall not issue any such press release or make any such public statement prior to such consultation and approval by Seller and Buyer, except as may be required by applicable law.
5.16    Fees and Expenses. Except as otherwise expressly provided herein, Buyer, on the one hand, and Seller, on the other, shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, advisors, representatives, counsel and accountants.
5.17    Transition Services Agreement. Seller shall enter into a Transition Services Agreement with Buyer substantially in the form of Exhibit D, which shall provide for certain transitional services to Buyer (the “Transition Services Agreement”).
5.18    Data Room. Promptly following the Closing, Seller shall deliver to Buyer a copy of the electronic data room hosted by Merrill Corporation in a digital optical disc data storage format as such data room existed as of the Closing.
5.19    Audited Financials; Preparation of Financial Statements.
(a)    From and after the date hereof, Seller shall use reasonable best efforts to assist Buyer in connection with Buyer’s preparation of any audited financial statements of the Business required by Regulation S-X to be filed by Buyer with the Securities Exchange Commission in connection with the transactions contemplated by this Agreement (the “Audited Financials”), including without limitation providing access to Seller’s properties, books, records, employees (including financial and accounting personnel), and external auditors, provided, that (i) Seller shall not be required to retain any additional personnel or employees in connection with providing such assistance, including any former employees of the Business and (ii) Buyer shall reimburse Seller for all out-of-pocket fees, costs and expenses incurred by Seller and its Affiliates in connection with such assistance. The parties hereby acknowledge that in no event shall the delivery of the Audited Financials be deemed a condition to the Closing. The parties further acknowledge that, other than the assistance contemplated above, preparation of the Audited Financials shall be the sole responsibility of Buyer, including the delivery of any management representation letters and other certifications required by the auditors in connection with such preparation. Notwithstanding any other provision of this Agreement to the contrary, including Sections 1.6 and 5.3, Seller and its Affiliates shall not have any Liability for any matter relating to, in connection with, or arising out of the Audited Financials or the preparation thereof, including without limitation any Losses resulting from the failure of the Audited Financials to be prepared in accordance with Regulation S-X or to be filed with the Securities Exchange Commission on a timely basis. Promptly following completion of preparation of the Audited Financials, Buyer will provide Seller Parent with a copy of the Audited Financials at no cost to Seller or Seller Parent.
(b)    From the Closing Date until the fifteenth calendar day after the Closing Date, Buyer shall cause any Transferred Employees and Canadian Transferred Employees who prior to the Closing had responsibilities associated with the preparation of financial statements (“Finance Transferred Employees”) to prepare the financial statements of the Business and of Seller and its Subsidiaries for Seller’s fiscal quarter ended Jan 1 2015 (“December 2015 Financials”) and to provide any other reasonable assistance (including assistance from other Transferred Employees and Canadian Transferred Employees) necessary for the preparation of such financial statements. The December 2015 Financials shall be prepared at the direction of Seller, Seller Parent and its Affiliates, and shall be prepared in accordance with the closing schedule, and accounting policies, practices and methodologies, and utilizing the financial systems, of the Seller, Seller Parent and its Affiliates. The December 2015 Financials are subject to review and approval of Seller and Seller Parent and will not be deemed complete until so approved. Such services shall be pursuant to the terms of the Transition Services Agreement.
(c)    From and after the Closing, Buyer will permit Seller, through its employees and representatives, reasonable access to the Finance Transferred Employees as may be reasonably requested from time to time, and make the Finance Transferred Employees available for consultation, in each case in connection with any queries relating to the historical financial statements, records and transactions of the Business or the Sellers, provided, that such access shall not unreasonably interfere with the business operations of Buyer or its Subsidiaries. Any such access shall be conducted at reasonable times during Buyer’s normal business hours at the locations where the applicable individuals are located upon reasonable prior notice to Buyer and under reasonable circumstances in compliance with reasonable security and insurance requirements of Buyer and its Affiliates.
5.20    Data Encryption.
(a)    Within five (5) Business Days of the date hereof, Seller will with respect to the Business implement and maintain the data encryption plan set forth on Schedule 5.20(a).
(b)    From and after the Closing, Buyer will with respect to the Business implement and maintain the data encryption plan set forth on Schedule 5.20(b).
5.21    Wind-up of Excluded Business. On or before the first anniversary of the Closing Date, Seller will cease all operations related to the Excluded Business.

5.22    Patent Liens. Promptly after the Closing, Seller shall use commercially reasonable efforts to cause the removal of any Liens (other than Permitted Liens) attached to the Transferred Patents as of immediately prior to the Closing.
5.23    European Assets.
(a)    From and after the date of this Agreement, the Seller shall, and shall cause its Subsidiaries to sell, convey, assign, transfer and deliver to the Buyer Entities, and the Buyer Entities shall purchase and acquire from Seller and its Subsidiaries, pursuant to a purchase agreement or separate local transfer agreement(s) to be mutually agreed upon by the Parties (the “European Purchase Agreement”), the assets related to the Business in France, Germany, Netherlands, United Kingdom, and Belgium including the assets and Contracts set forth on Schedule 5.23(a), and assume the liabilities associated therewith (to the same extent as the Assumed Liabilities in this Agreement except with respect to the Transferred European Employees (as defined below)) (the “European Assets”, and such sale, the “European Asset Sale”), and shall each use commercially reasonable efforts for the European Asset Sale to be consummated on or prior to March 31, 2016, in all cases subject to compliance with the applicable Laws and Regulations of each applicable jurisdiction. The consideration for any such European Asset Sale shall be deemed to be included in the Closing Purchase Price, and any allocation contemplated by Section 1.8 shall reflect such assets accordingly.
(b)    In connection with the European Asset Sale, and subject to compliance with the applicable Laws and Regulations of each applicable jurisdiction, Buyer and its Subsidiaries agree to employ all employees of the Seller or its Subsidiaries wholly or mainly engaged in the Business in the affected jurisdictions as set forth on Schedule 5.23 (the “Transferred European Employees”), other than a Transferred Employee who objects to the transfer of his or her employment to the Buyer or applicable Buyer Entity in accordance with the Transfer Regulations. As soon as reasonably practicable following the date of this Agreement, the Seller shall provide to the Buyer such information as the Buyer may reasonably require regarding the employment, benefits and terms and conditions of the Transferred European Employees so that the Buyer can determine what Liabilities will be incurred in employing each Transferred European Employee on terms and conditions compliant with the Laws and Regulations of each applicable jurisdiction. The Parties shall negotiate in good faith to resolve any Liability of the Seller which may arise in respect of any Transferred European Employee who objects to the automatic transfer of his or her employment due to an actual or proposed measure, action or omission, including proposed change or changes which are substantially to the detriment of the employee’s working conditions) which the Buyer and/or its Subsidiary has expressed an intention to take in respect of that employee or a group of employees which includes the employee). The Buyer shall employ each Transferred European Employee on terms and conditions compliant with the Laws and Regulations of such jurisdictions except to the extent that the Transferred Employee agrees to vary such terms and conditions and such agreement is compliant with and enforceable under local Laws and Regulations.
(c)    The European Purchase Agreement shall be on terms and conditions, including representations, warranties and indemnities with respect to the European Assets, consistent with the terms and conditions of this Agreement, subject to modification for:

(i)any representations, warranties, and covenants regarding the treatment of Transferred European Employees as are necessary to comply with the Laws and Regulations of such jurisdictions or customary in transactions similar in nature to the European Asset Sale;
(ii)any indemnification provision customary for the transfer of Transferred European Employees in transactions similar in nature to the European Asset Sale including indemnification in favor of the Buyer in respect of Seller or any of its Subsidiaries’ failure to comply with any obligation to inform and consult Transferred European Employees (or their representatives) under Laws and Regulations, or any applicable collective bargaining agreement, regarding the transfer of their employment (other than to the extent such failure arises from Buyer’s delay or failure in providing information to Seller to enable it to discharge such obligations but excluding where such Buyer’s delay or failure is due to Seller’s failure to disclose information reasonably required by Buyer regarding the employment and terms and conditions of employment of Transferred European Employee); and
(iii)with respect to any European Assets and Transferred European Employees located in France, allowing Seller’s applicable Subsidiary to timely inform all of its current French employees, in accordance with Loi Hamon, of its intention to sell and transfer the French business, in order to enable the French employees to submit an offer to purchase the business in accordance with Loi Hamon, except that the Parties may proceed to finalize the local transfer agreement for the sale and purchase of the French Business to the Buyer if all of the French employees agree to waive such rights prior to the expiration of the applicable time for offers to be submitted pursuant to applicable Law and Seller shall use reasonable commercial efforts to obtain such waivers from all French employees who indicate to the Seller that they do not wish to submit such an offer;
provided, however, that with respect to any indemnification contained in the European Transfer Agreement (i) any such indemnification with respect to the transfer of the Transferred European Employees shall be subject to a limitation in amount of no more than $10,000,000 (excluding any indemnification in any applicable local transfer agreement in respect of any Liability of the Buyer to provide defined benefit pension obligations), and (ii) any recovery under any indemnification contained in the European Transfer Agreement(s) shall be cumulative with recoveries under this Agreement and all other European Transfer Agreement(s), for purposes of any limitations set forth in Section 9.4.
(d)    Until March 31, 2016, Seller and its Subsidiaries shall continue to operate the European Assets substantially consistent with past practice (and the provisions of Section 5.21 shall not apply to such assets) and Buyer and its Subsidiaries shall provide the support required for such operation as set forth in the Transition Services Agreement.
(e)    Until March 31, 2016, Seller and its Subsidiaries shall comply with the provisions of Section 5.14 with respect to the European Assets.
5.24    NetSuite. Buyer and Seller will work together in good faith to deliver a clone of the EVault NetSuite implementation to Buyer, along with its associated middleware and infrastructure connections, as soon as feasible, with the objective of having a live clone of the NetSuite implementation at or near January 1, 2016. All such costs and expenses associated with such delivery shall be the sole responsibility of Buyer, and Buyer shall reimburse Seller and its Affiliates for all such costs and expenses promptly upon invoicing, provided, that Seller shall bear the cost of the license fee of other bolt-on applications to NetSuite (e.g., Avalara, Jive, 360 contracts module, Relayware) that are currently used by Seller in connection with the Business’s use of NetSuite for a license period of not more than 12 months (or alternatively shall transfer Seller’s existing licenses to such applications to Buyer), provided, further, that for avoidance of doubt Buyer shall not be responsible for any costs associated with any NetSuite implementation of Seller.
SECTION 6
CONDITIONS PRECEDENT TO THE OBLIGATIONS
OF BUYER AND BUYER ENTITIES CO. TO CLOSE

The obligation of Buyer and the Buyer Entities to complete the Closing is subject to the satisfaction by Seller or waiver by Buyer at, or before the Closing Date, of the following conditions:
6.1    Representations, Warranties and Covenants. The representations and warranties made by Seller in this Agreement shall have been true and correct as of the date of this Agreement and, other than representations and warranties made as of a particular date (in which case such representations and warranties shall be true and correct as of such date), shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (without giving effect to any materiality qualifiers for such purpose). Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Seller shall have delivered to Buyer a certificate signed on behalf of Seller by its President and dated the Closing Date to the foregoing effect.
6.2    Consents. Buyer shall have received evidence of the receipt of the authorizations, consents and Permits of others required to permit the consummation by Buyer, the Buyer Entities, and Seller of the transactions contemplated by this Agreement that are set forth on Schedule 6.2.
6.3    Certificate of Secretary of Seller. Seller shall have delivered to Buyer a certificate of the Secretary of Seller, dated as of the Closing Date, in a form reasonably satisfactory to Buyer, certifying as to (a) the resolutions of its Board of Directors authorizing and approving the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and (b) the incumbency of its officers executing documents executed and delivered in connection herewith.
6.4    Transition Services Agreement. Seller shall have executed and delivered to Buyer the Transition Services Agreement.
6.5    Instruments of Transfer. Seller shall have executed and delivered to the Buyer Entities the instruments of transfer to which it is a party in conformity with Section 1.6.

6.6    Delivery of Purchased Assets. Subject to Section 5.5, Seller shall have delivered possession of the Purchased Assets to the Buyer Entities, including all records and documents relating to the Purchased Assets and shall have made all intangible Purchased Assets available to the Buyer Entities, in each case to the extent required by Sections 1.5 and 1.6.
6.7    Employees. The Buyer Entities shall have received acceptances from at least fifteen (15) of the Designated Employees listed as “Key Employees” on Schedule 6.7 (the “Key Employees”), 80% of the Designated Canadian Employees (who will be listed as “Canadian Employees” on Schedule 6.7), 70% of the Designated Employees listed as “Utah Employees” on Schedule 6.7, and 50% of the Designated Employees listed as “San Francisco Employees” on Schedule 6.7.
6.8    No Seller Material Adverse Effect. Since the date hereof, there shall not have occurred and be continuing any Seller Material Adverse Effect.
6.9    Litigation. There shall not be pending or threatened Litigation against Seller, or any of its directors, officers or stockholders challenging this Agreement or the other Transaction Documents, or the transactions contemplated hereby or thereby, seeking damages or to delay, restrain or prohibit the purchase and sale of the Purchased Assets, or that has had or would reasonably be expected to result in a Seller Material Adverse Effect.
6.10    Certificate of Seller Parent. Seller Parent shall have delivered to Buyer a certificate, dated as of the Closing Date, in a form reasonably satisfactory to Buyer, certifying that Seller Parent has sufficient assets to perform its obligations pursuant to Section 12.12.
6.11    United States Real Property Interest Certificates. The Seller shall have executed and delivered to Buyer certificates of non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b) in a form reasonably acceptable to Buyer.
6.12    Black Duck Report. Buyer shall have received the Black Duck Report, and Seller shall have agreed to a remediation plan with respect to any material issues regarding Seller’s non-compliance with open source software licenses identified in such report, at Seller’s sole cost and expense, pursuant to terms as mutually and reasonably agreed by Buyer and Seller.
SECTION 7

CONDITIONS PRECEDENT TO THE OBLIGATION
OF SELLER TO CLOSE

The obligation of Seller to complete the Closing is subject to the satisfaction by Buyer and the Buyer Entities, or waiver by Seller, at or before the Closing Date, of the following conditions:
7.1     Representations, Warranties and Covenants. The representations and warranties made by Buyer in this Agreement shall have been true and correct as of the date of this Agreement and, other than representations and warranties made as of a particular date (in which case such representations and warranties shall be true and correct as of such date), shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (without giving effect to any materiality qualifiers for such purpose). All Buyer Entities shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Buyer shall have delivered to Seller a certificate signed on behalf of Buyer and all other Buyer Entities by Buyer’s President, dated the Closing Date, to the foregoing effect.
7.2    Certificate of Secretary of Buyer. Buyer shall have delivered to Seller a certificate of its Secretary, dated as of the Closing Date, certifying as to (a) the resolutions of its Board of Directors authorizing and approving the execution, delivery and performance by it of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and (b) the incumbency of its officers executing documents executed and delivered in connection herewith, in each case for each Buyer Entity.
7.3    Instruments of Transfer. Each applicable Buyer Entity shall have executed and delivered to Seller the instruments of transfer to which it is a party in conformity with Section 1.6.
7.4    Transition Services Agreement. Buyer shall have executed and delivered to Seller the Transition Services Agreement.
SECTION 8
TERMINATION, AMENDMENT AND WAIVER
8.1    Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)    by mutual written consent of the Parties;
(b)    by either Seller, on the one hand, or Buyer, on the other hand, by written notice to the other, if the Closing Date shall not have occurred on or before January 15, 2016; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose breach of a representation or warranty or failure to fulfill any covenant, or closing condition or other agreement under this Agreement has been the cause of, or resulted in the failure of, the purchase and sale of the Purchased Assets to occur on or before such date; provided, further, that with respect to the closing condition set forth in Section 6.2, if any counterparty from whom an authorization, consent or Permit is solicited denies the request for such authorization, consent or Permit after opportunity for both the Buyer and the Seller to solicit such consent, or requires the payment of any material amount, granting of any material rights, granting of any guarantee or incurrence by Seller of any material additional costs or expenses in connection with such authorization, consent or Permit, then in each case the failure to obtain such authorization, consent or Permit shall  not impair Seller’s ability to exercise its rights under this Section 8.1(b);
(c)    by either Seller, on the one hand, or Buyer, on the other hand, by written notice to the other, if the Closing Date shall not have occurred on or before January 31, 2016; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose breach of a representation or warranty or willful failure to fulfill any covenant or other agreement under this Agreement has been the cause of, or resulted in the failure of, the purchase and sale of the Purchased Assets to occur on or before such date;
(d)    by Buyer by written notice to Seller, if, at any time prior to the Closing, there shall occur (i) a material breach of any of the representations, warranties or covenants of Seller or the failure by Seller to perform any material condition or obligation hereunder, which breach or failure Seller has not remedied or performed within ten (10) Business Days after notice thereof, if such breach or failure is capable of remedy or (ii) any condition resulting in a Seller Material Adverse Effect;
(e)    by Seller by written notice to Buyer, if at any time prior to the Closing, there shall occur a material breach of any of the representations, warranties or covenants of Buyer, or the failure by any Buyer Entity to perform any material condition or obligation hereunder, which breach or failure Buyer has not remedied or performed within ten (10) Business Days after notice thereof, if such breach or failure is capable of remedy; or
(f)    by Seller, on the one hand, or Buyer, on the other hand, by written notice to the other, if any Governmental Entity of competent jurisdiction shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such injunction or other action shall have become final and non-appealable.
8.2    Effect of Termination. If this Agreement is terminated as provided in this Section 8, this Agreement shall forthwith become void and have no effect, without liability on the part of the Parties hereto and their respective directors, officers or stockholders except that (a) the provisions of Section 5.15 relating to publicity, Section 5.16 relating to expenses, this Section 8 and Section 12 shall survive, and (b) no such termination shall relieve any Party from liability by reason of any willful breach by such Party of any of its representations, warranties, covenants or other agreements contained in this Agreement.
8.3    Amendment. This Agreement may be amended at any time after execution of this Agreement by a written instrument signed by Buyer and Seller.
8.4    Waiver. At any time prior to the Closing Date, either Seller, on the one hand, or Buyer, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto or (b) waive compliance with any of the agreements of the other Party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a Party only if such extension or waiver is set forth in a writing executed by such Party.
SECTION 9
INDEMNIFICATION
9.1    Survival. Notwithstanding any right of any Party to fully investigate the affairs of the other Party and notwithstanding any knowledge of facts determined or determinable by such Party pursuant to such investigation or right of investigation, each Party has the right to rely fully upon the representations, warranties, covenants and agreements of each other Party in this Agreement, the Seller Disclosure Schedules or in any certificate, instrument or other document delivered by any Party pursuant hereto. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder, subject to the limitations set forth in Section 9.4(a).
9.2    Obligation of Seller to Indemnify. After the Closing Date, Seller and Seller Parent shall jointly and severally indemnify, defend and hold harmless Buyer and each Buyer Entity (and their respective directors, officers, employees, agents, Affiliates and assigns) (the “Buyer Indemnified Parties”) from and against all losses, liabilities, damages, deficiencies, costs or expenses, including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys’ fees (other than any such fees related to any disputes with the other Parties under this Section 9), whether or not arising out of third-party claims, and including all amounts paid in investigation, defense or settlement of the foregoing pursuant to this Section 9 (“Losses”) resulting from, based upon or relating to:
(a)    any misrepresentation or breach, as of the Closing Date, of any representation or warranty of Seller contained in this Agreement, the Seller Disclosure Schedules, the other Transaction Documents or any other agreement or instrument furnished by Seller to Buyer pursuant to this Agreement or the other Transaction Documents;
(b)    any failure to perform any covenant or agreement of Seller contained in this Agreement, the other Transaction Documents or any agreement or instrument furnished by Seller to Buyer pursuant to this Agreement the other Transaction Documents;
(c)    any Excluded Assets or Excluded Liabilities, other than any Losses to the extent arising from or relating to any breaches by Buyer of the Transition Services Agreement;
(d)    (i) any violation of applicable law arising out of the failure by Seller or any of its Subsidiaries to Encrypt any Service Data received from any customer of the Business that operates in an industry in which the Encryption of such Service Data by such customer, and by Seller or its Subsidiaries in their provision of services to such customer in the operation of the Business, is required by law, and (ii) any other failure by Seller or any of its Subsidiaries to Encrypt any Service Data (not including failures captured by the immediately preceding subsection (i));
(e)    any failure to deliver the Transferred Patents and Transferred Trademarks to the Buyer Entities free and clear of all Liens (other than Permitted Liens); and
(f)    any misrepresentation or breach of the representation and warranty of Seller set forth in Section 2.13(f).
Notwithstanding anything to the contrary, for the purposes of determining whether any misrepresentation or breach has occurred for the purposes of determining whether indemnification for Losses is available pursuant to this Section 9, any materiality qualifier or exception (including, but not limited to, “Seller Material Adverse Effect,” “all material respects,” “in any material respect,” “material,” “materially,” and similar terms and phrases) included in any applicable representation or warranty shall be disregarded and given no effect, as if such materiality qualifier or exception were not included in, and did not qualify or create an exception to, such representation or warranty.
9.3    Obligation of Buyer to Indemnify. After the Closing Date, Buyer shall indemnify, defend and hold harmless Seller and Seller Parent (and their respective directors, officers, employees, agents, Affiliates and assigns) (the “Seller Indemnified Parties”) from and against all Losses resulting from, based upon or relating to:
(a)    any misrepresentation or breach, as of the Closing Date, of any representation or warranty of Buyer contained in this Agreement, the other Transaction Documents or any other agreement or instrument furnished by Buyer to Seller pursuant to this Agreement or the other Transaction Documents;
(b)    any failure to perform any covenant or agreement of Buyer contained in this Agreement, the other Transaction Documents or any agreement or instrument furnished by Buyer to Seller pursuant to this Agreement the other Transaction Documents; and
(c)    any failure to perform any obligation under the Acquired Agreements (other than the Acquired Agreements set forth on Schedule 9.3(c)), to the extent such obligation is an Assumed Liability, which for the avoidance of doubt shall not include any Losses to the extent arising from or relating to (i) any breaches by Seller of the Transition Services Agreement, (ii) any Liability which is an enumerated Excluded Liability pursuant to the subclauses of Section 1.3(b), and (iii) any Liability for which Seller and Seller Parent have indemnification obligations under Section 9.2.
9.4    Limitation on Indemnification. The obligations of Seller and Seller Parent to indemnify the Buyer Indemnified Parties, and of Buyer to indemnify the Seller Indemnified Parties, shall be subject to the following limitations:
(a)    Time Limitations on Claims. No claim for indemnification may be made by the Buyer Indemnified Parties pursuant to Section 9.2(a) or the Seller Indemnified Parties pursuant to Section 9.3(a) following March 31, 2017, except that:
(i)    any claim based on any inaccuracy or breach of the representations made in Sections 2.10 (Intellectual Property) (the “IP Representations”) shall survive until the twenty-one (21) month anniversary of the Closing Date;
(ii)    any claim based on any inaccuracy or breach of the representations made in Sections 2.14 (Employee Plans) (the “Employee Plan Representations”) and 2.15 (Environmental Matters) (the “Environmental Representations”) shall survive until the third anniversary of the Closing Date;
(iii)    any claim based on any inaccuracy or breach of the representations made in Section 2.7 (Tax Matters) (the “Tax Representations”) shall survive until the expiration of the applicable statute of limitations; and
(iv)any claim based on any inaccuracy or breach of the representations made in Sections 2.1 (Organization and Qualification), 2.2 (Authority to Execute and Perform

Agreements), 2.9(b) (Title), 3.1 (Organization and Qualification), 3.2 (Authority to Execute and Perform Agreement) and 3.4 (Funds) (collectively, the “Fundamental Representations”) shall survive indefinitely;
Each of the respective dates set forth above are referred to herein as an “Expiration Date” with respect to the applicable claim.
(b)    Cap on Claims for Losses.
(i)    The maximum aggregate liability of Seller and Seller Parent for indemnification under Section 9.2(a) hereof (other than with respect to any Fundamental Representation and the representations described in clauses 9.4(b)(ii) and 9.4(b)(iii) below) will not exceed Two Million Two-Hundred and Fifty Thousand Dollars ($2,250,000) (the “Cap”).
(ii)    The maximum aggregate liability of Seller and Seller Parent for indemnification under Section 9.2(a) for the Tax Representations and under Section 9.2(f) shall not exceed Five Million Five Hundred Thousand Dollars ($5,500,000).
(iii)    The maximum aggregate liability of Seller and Seller Parent for indemnification under Section 9.2(a) for (A) the IP Representations (other than as contemplated in the following clause (B))shall not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) and (B) the representation made in Section 2.10(c)(ii) with respect to the matters in the second paragraph of Section 2.10(c) of the Seller Disclosure Schedule shall not exceed Five Million Five Hundred Thousand Dollars ($5,500,000).
(iv)    The maximum aggregate liability of Seller and Seller Parent for indemnification under Section 9.2(a) for the Employee Plan Representations, Environmental Representations, and Fundamental Representations, and under Sections 9.2(b), (d), or (e) shall not exceed Ten Million Dollars ($10,000,000), provided, that with respect to indemnification under Section 9.2(d)(i), the foregoing limitation shall not apply for any claims validly asserted under Section 9.5(a) within three (3) months after the Closing Date.
(v)The maximum aggregate liability of Buyer for indemnification under Section 9.3(a) hereof (other than with respect to any Fundamental Representation) will not exceed the Cap, and
(vi)The maximum aggregate liability of Buyer for indemnification under Section 9.3(a) for Fundamental Representations and under Section 9.3(b) shall not exceed Ten Million Dollars ($10,000,000).
It is understood that the caps described in this Section 9.4(b) are cumulative, such that claims paid in respect of any indemnification claims by an Indemnitor under any subsection of Section 9.2, or Section 9.3, or any European Purchase Agreement, as applicable, shall be counted against each of the applicable caps in this Section 9.4(b), whether or not the Losses relate to the specific subject matter of the specific cap in Section 9.4(b).
(c)    Threshold on Losses.

(i)    No Losses shall be payable pursuant to Section 9.2(a) (other than with respect to any Fundamental Representation or Tax Representation) unless all Losses in the aggregate exceeds Two Hundred Twenty-Five Thousand Dollars ($225,000) (the “Deductible”), after which the Buyer Indemnified Parties shall be entitled to all Losses in excess of the Deductible.
(ii)    No Losses shall be payable pursuant to Section 9.3(a) (other than with respect to any Fundamental Representation) unless all Losses in the aggregate exceeds the Deductible, after which the Seller Indemnified Parties shall be entitled to all Losses in excess of the Deductible.
(d)    Claims not Subject to Limitation.
(i)    Notwithstanding anything contained herein to the contrary, the Deductible and Cap shall not apply to, and there shall be no limit on, the amount of any Losses for which any Party shall be responsible for hereunder due to any fraudulent breach of any representations or warranties hereunder.
(ii)    For the avoidance of doubt, the Deductible and liability caps in Section 9.4(b) shall not apply to, and there shall be no limit on, any Losses for which any Party shall be responsible pursuant to Sections 9.2(c) or 9.3(c).
(e)    Insurance. The amount of Losses for which indemnification is available under this Agreement shall be reduced by the amount of insurance proceeds actually received by an Indemnified Party with respect to such Losses, taking into account any deductible and any premium increase as a result of the applicable insurance claim. If any Loss was paid by an Indemnitor and the Indemnified Party subsequently receives insurance proceeds which reduce the amount of such Loss to which the Indemnified Party is entitled to, the Indemnified Party shall remit the amount of such insurance proceeds to the Indemnitor, taking into account any deductible and any premium increase as a result of the applicable insurance claim.
9.5    Assertion of Claims.
(a)    Notice of Claim. Promptly after receipt of notice of any Losses for which an Indemnified Party seeks indemnification hereunder, it shall give written notice thereof to the Indemnitor demanding payment of an indemnification claim arising under Section 9.2 or Section 9.3 (a “Demand”). Such Demand shall describe in reasonable detail the nature of the claim, any material information regarding the claim in the possession of the Indemnified Party, an estimate of the amount of Losses attributable to such claim and the basis of Indemnified Party’s request for indemnification under this Agreement. No delay on the part of the Indemnified Party in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder provided such Demand is made prior to the applicable Expiration Date (if any), unless such delay materially prejudices Seller’s ability to limit the associated Losses.
(b)    Response to a Demand. The Indemnitor may reply to a Demand made under Section 9.5(a) hereof by written notice given to the Indemnified Party, which notice shall state whether the Indemnitor agrees or disagrees that the claim asserted by the Indemnified Party is a valid claim under this Agreement and agree or disagree with respect to the amount of the Losses in such Demand. If the Indemnitor does not give to the Indemnified Party a notice within thirty (30) days after the date of the Demand (the “Indemnity Notice Period”) disputing such Demand specifying the nature and amount of such dispute or if the Indemnitor gives notice that such Demand is uncontested, then the Indemnitor shall deliver payment to the Indemnified Party in cash an amount equal to the value of the Losses stated in the Demand within the fifteen (15) days of the earlier of expiration of such Indemnity Notice Period or notice that the Demand is uncontested. If the notice from the Indemnitor admits that a portion of the Demand is a valid claim under Sections 9.2 or 9.3 of this Agreement and the remaining portion of the Demand is disputed, then the Indemnitor shall pay to the Indemnified Party in cash of an amount equal to the value of the Losses as are allocable to mutually agreed upon Losses within the fifteen (15) days of delivery of such notice from the Indemnitor and the disputed portion of such Demand shall be resolved in accordance with Section 9.5(c).
(c)    Disputed Claims. If the notice given by the Indemnitor as provided in Section 9.5(b) hereof disputes the claim or claims asserted in the Demand by the Indemnified Party, or the amount of Losses thereof within the Indemnity Notice Period (a “Disputed Claim”), then the Demand shall be treated as a Disputed Claim and shall be payable only upon (i) a mutual settlement of the amount payable under such Disputed Claim or (ii) an order of a court of competent jurisdiction ordering the payment of amounts under the Disputed Claim.
(d)    Third Party Claims. Promptly after receipt of any assertion of Losses by any third party (“Third Party Claims”) that might give rise to any Losses for which indemnification may be sought pursuant to Section 9.2, the Indemnified Party shall promptly give written notice to the Indemnitor of such Third Party Claim (a “Notice of Third Party Claim”), stating the (i) nature, basis and facts giving rise to such Third Party Claim, (ii) the amount of Losses or the estimated amount thereof to the extent feasible, and (iii) the amount of liability asserted against the Indemnitor by reason of the Third Party Claim, to the extent known. Such Notice of Third Party Claim shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument. Notwithstanding the foregoing, the failure to provide notice as aforesaid to the Indemnitor will not relieve the Indemnitor from any liability which they may have to the Indemnified Party under this Agreement or otherwise except to the extent the Indemnitor shall have been materially prejudiced by such failure.
(e)    Defense of Third Party Claims.
(i)    Other than with respect to claims contemplated under Section 9.5(e)(ii) below, the Indemnitor may elect to defend any Third Party Claim with counsel of its own choosing, reasonably acceptable to the Indemnified Party, within fifteen (15) days after receipt of the Notice of Third Party Claim by the Indemnitor (the “Election to Defend”), and shall act reasonably and in accordance with its good faith business judgment in handling such Third Party Claim; provided that (i) (A) such Third Party Claim seeks monetary damages only and does not seek injunctive or other equitable relief, (B) there are no allegations of criminal wrongdoing alleged or asserted in such Third Party Claim, (C) it is reasonably anticipated that such Third Party Claim will not result in Losses in excess of the applicable liability cap in Section 9.4(b) after taking into account the aggregate amount specified in the Third Party Claim together with all other claims for Losses under this Section 9, and (D) the Indemnitor agrees in writing to indemnify, defend and hold harmless the Indemnified Party Indemnified Parties from and against all Losses arising out of or relating to such Third Party Claim on the terms and subject to the conditions set forth in this Section 9 (subject to the limitations set forth in Section 9.4); and provided further that (ii) no Third Party Claim may be settled without a full release of the Indemnified Party from such Third Party Claim and the consent of the Indemnified Party, which shall not be unreasonably withheld, delayed or conditioned; and provided further that (iii) such claim is defended actively and diligently. An election to assume the defense of such claim or demand shall be an admission that such claim is within the scope of the Indemnitor’s indemnification obligations hereunder. If any Third Party Claim may not be defended by the Indemnitor hereunder, or if the Indemnitor chooses not to defend any Third Party Claim by failure to deliver an Election to Defend or by failure to meet the conditions specified above, the Indemnified Party may defend against such Third Party Claim (provided, that no Third Party Claim may be settled without a full release of the Indemnitor from such Third Party Claim and without the consent of the Indemnitor), which shall not be unreasonably withheld, delayed or conditioned; and provided further that, if the Indemnified Party has defended such claim actively and diligently and if an Indemnitor does not consent to a proposed settlement that includes a full release of a full release of the Indemnitor from a Third Party Claim, the Indemnitor shall indemnify the Indemnified Party for all Losses in excess of such proposed settlement, without limitation by any liability caps in Section 9.4(b)), and seek indemnification pursuant to this Section 9 for Losses resulting from such Third Party Claim in accordance with Sections 9.2 or 9.3. In addition, if the Indemnitor has assumed defense of the Third Party Claim and if a potential or actual conflict of interest shall exist or if different defenses shall be available between the Indemnitor, on one hand, and the Indemnified Party, as applicable, on the other, then the Indemnified Party, as applicable, shall be entitled to retain no more than one separate legal counsel and be reimbursed for the reasonable fees and expenses of such counsel as part of a Demand pursuant to Section 9.2. Notwithstanding the foregoing, the Party not controlling the defense of the Third Party Claim shall at all times have the right to fully participate in such defense at its own expense directly or through counsel, and the Party controlling the defense of the Third Party Claim shall consult with the non-controlling Party on all significant strategic decisions regarding such defense. The Indemnitor and the Indemnified Party shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claim, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required for the proper and adequate defense of any Third Party Claim.
(ii)    With respect to claims under Section 9.2(c) and 9.3(c) for which the Indemnitor has acknowledged is indemnifiable under Section 9.2(c) and 9.3(c), as applicable, the Indemnitor shall defend any Third Party Claim with counsel of its own choosing and shall be permitted to conduct the defense of such Third Party Claim, including consenting to the entry of any judgment or the entry of any settlement with respect to the Third Party Claim, in any manner it may deem appropriate.
9.6    Tax Treatment. The Parties agree to treat all payments made by or deemed to be made by Seller under this Section 9 as adjustments to the Purchase Price paid hereunder unless otherwise required by applicable law.

9.7    Exclusive Remedy. The remedies set forth in this Section 9 shall be the sole and exclusive remedy of each Party hereto against the other parties for any Losses suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or any agreement entered into in connection herewith, other than the Transition Services Agreement.
SECTION 10
NON-COMPETITION AND NON-SOLICITATION COVENANTS
10.1    Non-Competition and Non-Solicitation. As further consideration for the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement:
(a)    For a period of thirty (30) months after the Closing Date, Seller and Seller Parent shall not, and shall require their respective Affiliates not to, directly or indirectly,
(i)    develop, market or sell any product or service that competes with the Competing Business, in any country in the world in which Seller conducted the Business during the two years before the Closing Date;
(ii)    otherwise engage in any business that competes with the Competing Business in any country in the world in which Seller conducted the Business during the two years before the Closing Date;
(iii)    call upon, solicit or otherwise communicate with any Person who is, at that time, or that has been, within two (2) years prior to that time, a customer of Seller for the purpose of selling any product or service that is competitive with the Competing Business;
(iv)    grant a license or sublicense to any material Intellectual Property Rights or Technology licensed from Seller to Buyer pursuant to Section 4.1 to any third party for use in a Competing Business; provided, however, the foregoing shall not limit Seller, Seller Parent or its Affiliates from granting (A) in connection with a cross-license or otherwise, a license without field limitations to all, or a substantial part of, a Patent portfolio, regardless of whether such portfolio includes the Seller Licensed Patents, or (B) non-exclusive licenses to Seller’s, Seller Parent’s, or any of their Affiliates’ products in the ordinary course of their businesses; or
(v)    transfer or assign any of the Seller Licensed Patents to any third party, unless such transfer or assignment includes restrictions on the transferee’s or assignee’s rights to such Patents of at least the same scope and duration as applicable to Seller as set forth in Section 10.1(a)(iv).
(b)    For a period of two (2) years after the Closing Date, Seller and Seller Parent shall not, and shall require their respective Affiliates not to, directly or indirectly,
(i)    employ or hire any Transferred Employee or Canadian Transferred Employee, or

(ii)    call upon, solicit or otherwise communicate with any Transferred Employee or Canadian Transferred Employee for the purpose or with the intent of enticing, or in a manner reasonably likely to entice, such Transferred Employee or Canadian Transferred Employee away from the business of Buyer or any Buyer Entity.
With respect to Section 10.1(a), (i) the Buyer Entities agree that the business activities of Seller Parent and Seller Parent’s Affiliates (including any investments in third Persons), excluding the Business itself, but including the Excluded Business, as of the Closing Date are consistent with Section 10.1(a) and do not violate Section 10.1(a), (ii) Seller and its Affiliates shall be permitted to own passive investments in other Persons who may engage in the Business so long as such investments constitute less than 20% of the voting power of such Person, and (iii) Seller and its Affiliates shall be permitted to acquire any Person who engages in the Business so long as the portion of such Person which engages in the Business is less than 30% of the revenue or assets of such Person. The provisions of Section 10.1(a) shall automatically terminate and expire and be of no further force or effect whatsoever, without any action on the part of Seller, Buyer or any other Person, in the event of a Change of Control of Ultimate Seller Parent.
With respect to Section 10.1(b), the provisions shall not prohibit any generalized solicitation, including through employment-search firms, which are not specifically directed at the Transferred Employees or Canadian Transferred Employee, or the hiring of any individual who responds to such generalized solicitation, provided that such individual has not been an employee of Buyer or its Affiliates within six (6) months of such solicitation; provided, further, that the foregoing six (6) months limitation shall not apply to any hiring of any individual, other than a Key Employee who is not a resident of the State of California, if Seller reasonably believes, on advice of counsel, that the failure to hire such individual due to the restrictions in the foregoing proviso is inconsistent with applicable Laws and Regulations (including for avoidance of doubt, any resident of the State of California).
10.2    Confidentiality.
(a)    Each of Seller and Seller Parent, on the one hand, and Buyer, on the other hand, recognizes that such Party has acquired and will acquire Confidential Information, the use or disclosure of which may cause the other parties substantial losses and damages that could not be readily calculated and for which a remedy at law may be inadequate. Accordingly, each of the parties hereto covenants and agrees that, except as set forth below, each such Party will not at any time, except in performance of its obligations to the other parties hereto, directly or indirectly, use, disclose or publish, or authorize other third persons (including Affiliates of such Party) to disclose or publish, any Confidential Information of the other Party, unless (a) such information becomes generally known to the public through no fault of such Party or any of their respective Affiliates, (b) the disclosing Party is advised by counsel that disclosure is required by Law or Regulations or the order of any Governmental Entity of competent jurisdiction under color of law, or (c) the disclosing Party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing Party; provided, that prior to disclosing any information pursuant to clause (b) or (c) above, such person shall give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest or limit such disclosure and shall cooperate with efforts to prevent such disclosure; provided that notwithstanding the above, Seller Parent and its Affiliates shall be permitted to use and disclose the information contained in the Transferred Books and Records to the extent necessary to comply with any ordinary course compliance obligations under applicable Law or Regulations, including in connection with its reporting obligations under applicable securities Laws and Regulations. Without limiting Section 10.1, and notwithstanding anything contained in this Section 10.2, so long as the Seller and Seller Parent use commercially reasonable efforts to protect the confidentiality of the Business Confidential Information of Seller and treats such Business Confidential Information with the same degree of care as it treats its own similar confidential information, Seller and Seller Parent may disclose Business Confidential Information to third Persons in the course of exercising the rights and licenses granted to it in Section 4. Notwithstanding the transfer or disclosure (including as a result of the transfer of the Transferred Employees or Canadian Transferred Employees) to Buyer Entities hereunder of any Trade Secrets or Business Confidential Information, Seller and Seller Parent may (i) exercise ordinary and reasonable business discretion with respect to its retained Business Confidential Information or Trade Secrets, as the case may be; and (ii) to the maximum extent permitted by Law, may enforce its rights in the event any third Person misappropriates such Trade Secrets or Business Confidential Information from it.
(b)    From and after the Closing, Seller shall, or shall cause its Affiliates to, at the direction of Buyer, and at the sole expense of Buyer, enforce its or their rights under any confidentiality, non-solicitation and similar agreements with any Person entered into in connection with the proposed sale of the Purchased Assets or the Business.
10.3    Reasonable Restraint. The parties agree that the foregoing covenants in this Section 10 impose a reasonable restraint on Seller in light of the activities and business of Buyer and Buyer Entities on the date of the execution of this Agreement and the current plans of Buyer and Buyer Entities; but it is also the intent of the parties that such covenants be construed and enforced in accordance with the changing activities and business of Buyer and Buyer Entities throughout the term of this covenant.
10.4    Severability; Reformation. The covenants in this Section 10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.
10.5    Independent Covenant. All of the covenants in this Section 10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Seller against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of such covenants. The parties expressly acknowledge that the terms and conditions of this Section 10 are independent of the terms and conditions of any other agreements including, but not limited to, any employment agreements entered into in connection with this Agreement. It is specifically agreed that the periods set forth in this Section 10 during which the agreements and covenants made in this Section 10 shall be effective, shall be computed by excluding from such computation any time during which the person bound by such agreement or covenant is found by a court of competent jurisdiction to have been in violation of any provision of this Section 10. The covenants contained in Section 10 shall not be affected by any breach of any other provision hereof by any Party hereto.
10.6    Materiality. Each of the parties hereto hereby agrees that the covenants set forth in this Section 10 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.
SECTION 11
DEFINITIONS
In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:
“Accounts Receivable” has the meaning set forth in Section 1.2(b).
“Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.
“Acquired Agreements” has the meaning set forth in Section 1.1(k).
“Affiliate” means, with respect to a specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person: (a) any other Person which beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities of such Person, (b) any other Person of which the specified Person beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities, or (c) any director, manager, officer or employee of such Person.
“Agreement” has the meaning set forth in the recitals to this Agreement.
“Alternative Transaction” has the meaning set forth in Section 5.14(a).
“Assumed Liabilities” has the meaning set forth in Section 1.3(a).
“Assumption Agreements” has the meaning set forth in Section 1.5(a).
“Audited Financials” has the meaning set forth in Section 5.19(a).
“Bills of Sale” has the meaning set forth in Section 1.5(a).
“Black Duck Report” means that certain report requested by Buyer from Black Duck Software with respect to a review of source code contained in or distributed with software included in the Purchased Assets.
“Business” has the meaning set forth in the recitals to this Agreement.

“Business Confidential Information” means all material information (including confidential Technology, Trade Secrets, customer and supplier lists, pricing information, marketing plans, market studies, client development plans and business acquisition plans) that is confidential (whether or not specifically labeled or identified as “confidential”), in any form or medium, to the extent related to operation of the Business or concerning the Parties and disclosed to Buyer by Seller and Seller Parent in connection with this Agreement or known to the Transferred Employees or Canadian Transferred Employees with respect to the Business.
“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed in the city of Boston, Massachusetts.
“Buyer” has the meaning set forth in the recitals to this Agreement.
“Buyer Disclosure Schedule” has the meaning set forth in the recitals to Section 3.
“Buyer Entities” has the meaning set forth in the recitals to this Agreement.
“Buyer Indemnified Parties” has the meaning set forth in Section 9.2.
“Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, condition (financial or otherwise), or results of operations of Buyer.
“Canadian Transferred Employees” has the meaning set forth in Section 5.12(a).
“Cap” has the meaning set forth in Section 9.4(b)(i).
“Carbonite Canada” has the meaning set forth in the recitals to this Agreement.
“Carbonite Switzerland” has the meaning set forth in the recitals to this Agreement.
“CERCLA” has the meaning set forth in Section 2.15(b).
“Change of Control” means, with respect to a Party, (i) the acquisition of such Party by another Person by means of any transaction or series of related transactions to which such Party is party (including any stock acquisition, reorganization, merger or consolidation, but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of such Party outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of such Party or such other surviving or resulting entity (or if such Party or such other surviving or resulting entity is a wholly-owned Subsidiary immediately following such acquisition, its parent); or (ii) a sale, lease or other disposition of all or substantially all of the assets of such Party and its Subsidiaries, taken as a whole, by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a controlled Affiliate of such Party.
“Closing” has the meaning set forth in Section 1.7.
“Closing Date” has the meaning set forth in Section 1.7.

“Closing Payment” has the meaning set forth in Section 1.4(a).
“COBRA” has the meaning set forth in Section 2.14(e).
“Code” means the Internal Revenue Code of 1986, as amended.
“Competing Business” means the business and operations of data backup software services for backup and disaster recovery purposes by small and medium business customers, as conducted by Seller as of the Closing.
“Confidential Information” means (i) the provisions of this Agreement, the other Transaction Documents and any other agreements, documents or instruments delivered in connection with the transactions contemplated hereby and thereby and (ii) all information acquired in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby that has not been disclosed to the public with respect to the Business’, Buyer’s present or future business, operations, services, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs, or profits associated with any of the Business’, Buyer’s services), business plans, lease structure, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, and any other information not generally known outside Seller or Buyer that may be of value to the Business or Buyer but excludes any information already properly in the public domain. “Confidential Information” also includes confidential and proprietary information and trade secrets that third parties entrust to Buyer or Seller in confidence.
“Contracts” has the meaning set forth in Section 1.1(k).
“Copyable Technology” means Technology, such as documentation, software and computer files, that is in a form that can be copied or replicated without material cost or effort.
“Customers” has the meaning set forth in Section 2.17.
“Deductible” has the meaning set forth in Section 9.4(c)(i).
“Demand” has the meaning set forth in Section 9.5(a).
“Designated Canadian Employees” has the meaning set forth in Section 5.12(a).
“Designated Employees” has the meaning set forth in Section 5.11(a).
“Disputed Claim” has the meaning set forth in Section 9.5(c).
“Election to Defend” has the meaning set forth in Section 9.5(e).
“Employee Plans” has the meaning set forth in Section 2.14(a).

“Employee Plan Representations” has the meaning set forth in Section 9.4(a)(ii).
“Encrypt” means to render unusable, unreadable, or indecipherable to an unauthorized person through a security technology or methodology generally accepted in the field of information security. Without limiting the generality of the foregoing, Encrypted stored data includes data that has been secured using valid encryption processes for data at rest consistent with NIST Special Publication 800-111, Guide to Storage Encryption Technologies for End User Devices.
“Environmental Laws” means any applicable federal, state or local laws (including common law), regulations, codes, rules, orders, ordinances, pertaining to the environment, pollution, radiation or protection of human health (with respect to exposure to Hazardous Materials), safety or the environment, as adopted or in effect in the jurisdictions in which the applicable site or premises are located, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Federal Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 1001 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, as amended 42 U.S.C. § 2011 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. § 651 et seq.; the Federal Food, Drug and Cosmetic Act, as amended 21 U.S.C. § 301 et seq. (insofar as it regulates employee exposure to Hazardous Materials), and any state or local statute of similar effect; and including without limitation any laws relating to protection of safety, health or the environment which regulate the use of radiological and biological agents or substances including medical or infectious wastes as any such laws have been amended;
“Environmental Representations” has the meaning set forth in Section 9.4(a)(ii).
“ERISA” has the meaning set forth in Section 2.14(a).
“ERISA Affiliates” means a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code), a member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code), or a member of an affiliated service group (within the meaning of Section 414(m) of the Code), that includes the Seller, and includes any entity that was such a member at any time during the current year or any of the preceding six calendar years (but only while such a member).
“Excluded Assets” has the meaning set forth in Section 1.2.
“Excluded Business” means the business of operating the Excluded Assets, including Seller’s long-term storage service business, EPP business, and the contracts set forth on Schedule 1.2(f).
“Excluded Liabilities” has the meaning set forth in Section 1.3(b).

“Excluded Personal Property” has the meaning set forth in Section 1.2(g).
“Excluded Records” has the meaning set forth in Section 1.2(h).
“Expiration Date” has the meaning set forth in Section 9.4(a).
“Foreign Privacy Laws” has the meaning set forth in Section 2.19(a)(i).
“Former Seller Canadian Employees” has the meaning set forth in Section 5.12(b).
“Former Seller Employees” has the meaning set forth in Section 5.11(c).
“Fundamental Representations” has the meaning set forth in Section 9.4(a)(iv).
“GAAP” means United States generally accepted accounting principles and practices in effect from time to time consistently applied in accordance with Seller’s historical practice (for the avoidance of doubt the phrase “in accordance with Seller’s historical practice” in this definition recognizes that the preparation of financial statements in conformity with GAAP requires that the preparer make estimates and otherwise exercise discretion in preparing such financial statements but does not permit the use of non-GAAP accounting principles).
“Governmental Entity” means any federal, state, regional, provincial, county, city, municipal, whether foreign or domestic, court, arbitrator or other tribunal, or governmental, regulatory, legislative or administrative body.
“Guaranteed Obligations” has the meaning set forth in Section 12.12(a).
“Hazardous Materials” means (a) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “hazardous air pollutants,” “contaminants,” “toxic chemicals,” “toxins,” “hazardous chemicals,” “extremely hazardous substances,” “pesticides,” “oil” or related materials as defined in any applicable Environmental Law, or (b) any petroleum or petroleum products, oil, natural or synthetic gas, radioactive materials, asbestos-containing materials, polychlorinated bi phenals, urea formaldehyde foam insulation, radiation, radon, and any other substance defined or designated as hazardous, toxic or harmful to human health, safety or the environment under any applicable Environmental Law
“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such Lien, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of Seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, decease or otherwise acquire for value any securities of such Person or any warrants, rights or options to acquire such securities, (h) all indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, or otherwise to assure a creditor against loss.
“Indemnitor” means Seller and Seller Parent, with respect to the obligations under Section 9.2, and Buyer with respect to the obligations under Section 9.3.
“Indemnified Party” means a Seller Indemnified Party or a Buyer Indemnified Party.
“Indemnity Notice Period” has the meaning set forth in Section 9.5(b).
“In-Licenses” has the meaning set forth in Section 2.10(b).
“Intellectual Property Rights” or “IPR” means any and all statutory and/or common law rights throughout the world in, arising out of, or associated with any of the following: (a) United States and foreign patents and utility models and applications therefor, and including any patent or application that is a provisional application, reissue, division, re-examination, renewal, extension, provisional, or continuation or continuation in part thereof (collectively, “Patents”); (b) know-how, trade secret rights and all other rights in or to confidential business or technical information (“Trade Secrets”); (c) copyrights, copyright registrations and applications therefor and all other rights corresponding with any works of authorship throughout the world (“Copyrights”); (d) trademarks, trade names, service marks, logos, trade dress rights and similar designation of origin and rights therein, registrations and applications for registration therefor (“Trademarks”); (e) industrial design rights and any registrations and applications therefor; (f) URLs, WWW address, domain names and social media handles (“Internet Properties”); (g) databases and data collections (including knowledge databases, customer lists and customer databases); and (h) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world. Intellectual Property Rights specifically exclude contractual rights, including license grants, and the tangible embodiment of any of the foregoing.
“Interest” has the meaning set forth in Section 5.5.
“IP Assignments” has the meaning set forth in Section 1.5(a).
“IP Representations” has the meaning set forth in Section 9.4(a)(i).
“IRS” means the United States Internal Revenue Service.
“Joint Venture” means any Person that is not a Subsidiary and in which a Person or one or more Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or other equity of any such entity).

“Laws and Regulations” means all laws, statutes, ordinances, rules, regulations policies, and Orders of any Governmental Entity.
“Liabilities” means any and all debts, liabilities, obligations or commitments of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, disputed or undisputed, liquidated or unliquidated or determined or determinable, including, without limitation, those arising under any Laws and Regulations (including, without limitation, any Environmental Law), Action or Order, Liabilities for Taxes and those Liabilities arising under any Acquired Agreement.
“Licensed-Back IPR” means all items of Transferred IPR (other than the Transferred Patents and Transferred Trademarks), that are embodied by, as works of authorship or otherwise, any Technology used in or held for use in the operation of the business of Seller Parent, Seller or any of their Affiliates prior to the Closing Date and not acquired by the Buyer Entities hereunder.
“Licensed-Back Patents” means (a) all Transferred Patents (if any), (b) all other Patents claiming priority to a Transferred Patent for which a Transferred Employee or Canadian Transferred Employee is entitled, or required, to be named as an inventor and that are filed within eighteen months after the Closing, (c) any Patents claiming priority to, or issuing from any of the foregoing Patents, and (d) any foreign counterpart of any of the foregoing Patents.
“Liens” means any claim, mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), or charge of any kind (including any agreement to give any of the foregoing).
“Litigation” means any civil, criminal or administrative action, cause of action, suit, arbitration, claim, grievance, complaint, investigation, inquiry, demand, demand letter, notices of violation or proceeding, whether at law or at equity, before or by any Governmental Entity.
“Long-term Storage Assets” has the meaning set forth in Section 1.2(e).
“Losses” has the meaning set forth in Section 9.2.
“Material Agreements” has the meaning set forth in Section 2.11(a).
“Non-Copyable Technology” means tangible items of Technology, such as hardware and equipment, that is not Copyable Technology.
“Non-Paying Party” has the meaning set forth in Section 5.10(a).
“Notice of Third Party Claim” has the meaning set forth in Section 9.5(d).
“Order” means any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Governmental Entity.
“OSHA” has the meaning set forth in Section 2.6.

“Out-Licenses” has the meaning set forth in Section 2.10(b).
“Parties” has the meaning set forth in the recitals to this Agreement.
“Permits” has the meaning set forth in Section 2.16.
“Permitted Liens” means with respect to Seller (a) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and material persons incurred in the ordinary course of business for sums (i) not yet due and payable, or (ii) being contested in good faith, (b) liens for Taxes not yet due and payable, and (c) nonexclusive licenses of Intellectual Property Rights; and with respect to each of clauses (a) and (b), none of which would materially impair the Purchased Assets or operation of the Business by the Buyer Entities.
“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.
“Purchase Price” has the meaning set forth in Section 1.4(a).
“Purchased Assets” has the meaning set forth in Section 1.1.
“Registered Intellectual Property” means all United States, international and foreign: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Internet Properties; and (e) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.
“San Francisco Assets” has the meaning set forth in Section 1.1(c).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the recitals to this Agreement.
“Seller Balance Sheet” has the meaning set forth in Section 2.4(a).
“Seller Balance Sheet Date” has the meaning set forth in Section 2.4(a).
“Seller Disclosure Schedule” has the meaning set forth in the recitals to Section 2.
“Seller Employees” has the meaning set forth in Section 2.13(a).
“Seller Financial Statements” has the meaning set forth in Section 2.4(a).
“Seller Indemnified Parties” has the meaning set forth in Section 9.3.
“Seller Interim Balance Sheet” has the meaning set forth in Section 2.4(a).
“Seller Licenses” has the meaning set forth in Section 2.10(b).

“Seller Licensed IPR” means all items of IPR (other than Patents, Trademarks, Internet Properties), owned by Seller at the Closing that are, or are embodied by, as works of authorship or otherwise, any Transferred Technology.
“Seller Licensed Patents” means the Patents listed on Schedule 4.1, together with any foreign counterpart of any of the foregoing Patents, and any Patents added to Schedule 4.1 pursuant to Section 4.2 of this Agreement.
“Seller Material Adverse Effect” means any circumstance, change in, or effect on, the Business or Seller that, individually or in the aggregate with any other circumstances, changes in, or effects on the Business, is materially adverse to the business, operations, assets or liabilities, employee, results of operations or the condition (financial or otherwise) of the Business taken as a whole, or (b) materially and adversely affects the ability of the Buyer Entities to operate or conduct the Business in the manner in which it is currently operated or conducted by Seller; provided, however, that in determining whether a Seller Material Adverse Effect has occurred, is reasonably likely to occur, would reasonably be expected to occur, or would occur, any change or effect on the Seller resulting from, or arising out of, or in any way related to any of the following (either alone or in combination) shall be excluded and disregarded: (i) changes in, or conditions affecting, the economy or the financial markets in the United States or any other country or region in the world, or in the industry in which the Business operates, that do not impact Seller’s ability to operate the Business in a disproportionate manner relative to other participants in the industry in which the Business is operated (“Competitors”); (ii) acts of war, terrorism or other similar events that do not impact Seller’s ability to operate the Business in a disproportionate manner relative to Competitors; (iii) natural disasters, including earthquakes, wild fires, floods, mud slides, tsunamis, storms and other similar force majeure events that do not impact Seller’s ability to operate the Business in a disproportionate manner relative to Competitors; (iv) changes in Laws and Regulations or GAAP, or in the interpretation of the foregoing by any Person other than Seller that do not impact Seller’s ability to operate the Business in a disproportionate manner relative to Competitors; (v) any failure by Seller to meet any of its financial projections, forecasts or estimates, in and of itself (it being understood that any underlying cause(s) of any such failure may be deemed to constitute, in and of itself, a Seller Material Adverse Effect and may be taken into consideration when determining whether a Seller Material Adverse Effect has occurred, is reasonably likely to occur, would reasonably be expected to occur, or would occur); (vi) changes (including any cancellation of, or delays in, customer purchases or orders or any reduction in customer order forecasts) resulting from the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby or any other transactions, other than any changes to the Business’s relationship with the customer on Schedule 11(a); (vii) compliance by Seller with this Agreement, any actions taken by Seller that are required to be taken by Seller pursuant to this Agreement or that are requested by Buyer in writing, or any actions not taken by Seller at the express written request of Buyer; and (viii) changes in, or conditions affecting, the Business which arise from or are identified during the preparation of the Audited Financials (it being understood that this clause (viii) shall not impair any claims by Buyer for any breaches of the representations and warranties in Section 2.4).
“Seller Parent” has the meaning set forth in the recitals to this Agreement.

“Seller Software” means the software (including object code, binary code, source code, firmware, microcode, libraries, routines, subroutines or other code, whether embodied in hardware, firmware or otherwise) specifically listed on Schedule 1.1(e)(iii)
“Service Data” means any data received by Seller or any of its Subsidiaries through the operation of the Business’s products and services.
“Specified Prepaid Assets” has the meaning set forth in Section 1.1(h).
“Spin-Out” has the meaning set forth in Section 4.8(b).
“Straddle Period Tax” has the meaning set forth in Section 5.10(a).
“Subsidiary” or “Subsidiaries” of a specified Person means any Person, (i) of which a Person or any subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by a Person or by any subsidiary, or by a Person and one or more subsidiaries.
“Suppliers” has the meaning set forth in Section 2.17.
“Tax” or “Taxes” has the meaning set forth in Section 2.7(a).
“Tax Representations” has the meaning set forth in Section 9.4(a)(iii).
“Tax Return” has the meaning set forth in Section 2.7(a).
“Technology” means embodiments of Intellectual Property Rights including inventions, works of authorship, software, computer files, mask works, models, know-how, and other information, including all designs, design and manufacturing documentation (such as bills of materials, build instructions and test reports), schematics, algorithms, routines, patterns, and compilations. Technology specifically excludes any and all Intellectual Property Rights.
“Third Party Claims” has the meaning set forth in Section 9.5(d).
“Transaction Documents” has the meaning set forth in Section 2.2.
“Transfer Taxes” has the meaning set forth in Section 1.9.
“Transferred Books and Records” has the meaning set forth in Section 1.1(j).
“Transferred Employees” has the meaning set forth in Section 5.11(a).
“Transferred IPR” means (i) the Transferred Patents; (ii) the Transferred Trademarks; and (iii) the Intellectual Property Rights owned by Seller or any of its Subsidiaries (other than Patents and Trademarks) as of the Closing that are primarily embodied by Seller Software.

“Transferred Inventory” means all inventories of raw materials, work in process and finished goods related to the Business, wherever located.
“Transferred Patents” means the Patents specifically set forth on Schedule 1.1(e)(i).
“Transferred Permits” has the meaning set forth in Section 1.1(l).
“Transferred Technology” means: (i) copies of all Copyable Technology owned by Seller (and not licensed by a third Person to Seller) to the extent used or held for use in connection with Seller’s operation of the Business; (ii) information and Trade Secrets known to the Transferred Employees or Canadian Transferred Employees to the extent related to the Business; and (iii) all of the Non-Copyable Technology used exclusively in the Business and which, if of material value is listed on Schedule 1.1(f); provided, that the Transferred Technology does not include (A) any Technology the benefit of which is provided to Buyer pursuant to the Transition Services Agreement, (B) any Technology licensed to Seller by a third Person, or (C) any Technology that is an Excluded Asset.
“Transferred Trademarks” means the Trademarks, domain names and social media handles specifically set forth on Schedule 1.1(e)(ii).
“Ultimate Seller Parent” has the meaning set forth in the recitals to this Agreement.
“US Privacy Laws” has the meaning set forth in Section 2.19(a)(ii).
SECTION 12
GENERAL
12.1    Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by nationally recognized overnight courier services, sent by facsimile transmission or email with confirmation retained or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, received the next day (if sent by an overnight courier service) or sent by facsimile transmission or email with confirmation retained or, if mailed, two (2) days after the date of deposit in the United States mail, as follows:

If to Buyer to:	Carbonite, Inc. 2 Avenue de Lafayette Boston, MA 02111 Attn: General Counsel Telephone: (617) 587-1104
With a copy to:	Susan E. Pravda, Esq. Foley & Lardner LLP 111 Huntington Avenue Boston, MA 02199 Telephone: (617) 342-4000 Facsimile: (617) 342-4001

If to Seller:	EVault, Inc. c/o Seagate Technology LLC 10200 South De Anza Boulevard Cupertino, California 95014 Attention: General Counsel Telecopy: (408) 658-1772
With a copy to:	Mark Baudler, Esq. Selwyn B. Goldberg, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 Telephone: 650-320-4597 Facsimile: 650-493-6811
Any Party may by notice given in accordance with this Section 12.1 to the other Parties designate another address or person for receipt of notices hereunder.
12.2    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and any collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the purchase of the Purchased Assets and related transactions, and supersedes all prior agreements, written or oral, with respect thereto.
12.3    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of law provisions.
12.4    Binding Effect; No Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other parties hereto; provided that Buyer may designate that the Purchased Assets, in whole or in part, shall be sold, conveyed, assigned, transferred and delivered directly to any subsidiary of Buyer. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
12.5    Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. Unless otherwise specified, all references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
12.6    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts may be exchanged by facsimile if mutually agreed by the parties.

12.7    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.
12.8    Submission to Jurisdiction; Waiver. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other Party hereto or its successors or assigns may be brought and determined in the courts of the Commonwealth of Massachusetts and each Party hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
12.9    Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement, including, without limitation, Section 10 hereof, are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that in addition to other remedies the other Party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, neither Party will allege, and each Party hereby waives the defense, that there is an adequate remedy at law.
12.10    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
12.11    Time is of the Essence; Specific Performance. Time is of the essence of each and every term, condition, obligation, and provision hereof. Seller and Seller Parent acknowledge and agree that Buyer would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of Seller and Seller Parent agrees that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter.
12.12    Parent Guarantee.
(a)    Seller Parent hereby unconditionally, absolutely and irrevocably guarantees, undertakes and promises to cause Seller to fully and promptly pay, perform and observe all of Seller’s obligations under, with respect to, in connection with or otherwise arising out of or relating to this Agreement (the “Guaranteed Obligations”), whether according to the present terms hereof or thereof, or pursuant to any change in the terms, covenants and conditions hereof at any time hereafter made or granted, including pursuant to any amendments, waivers, extensions or renewals affecting such agreements and the transactions contemplated hereby and thereby. In the event that Seller fails in any manner whatsoever to pay, perform, discharge or observe any of the Guaranteed Obligations, Seller Parent will itself duly and promptly pay, perform, discharge or observe, as the case may be, such Guaranteed Obligations, or cause the same to be duly and promptly paid, performed, discharged or observed, in each case as if Seller Parent were itself a direct obligor with respect to such Guaranteed Obligations. Seller Parent hereby agrees that (a) the Buyer is not obligated to first bring suit or take other action or make any demand against Seller prior to seeking enforcement of Seller Parent’s guarantee herein, and (b) Seller Parent’s obligations pursuant to this Section 12.12 shall not be compromised or altered as a result of any extension, modification or change in the time for payment or other payment terms of this Agreement that are agreed to by Buyer and Seller. Seller Parent hereby waives any defense that the guarantee set forth herein is not enforceable or of no further force or legal effect as a result of any bankruptcy proceeding in which Seller is the debtor.
(b)    In the event that Seller Parent undergoes any merger, reorganization, consolidation, business combination, share exchange, tender offer, recapitalization, dissolution, liquidation or similar transaction of Seller Parent which is expected to (i) materially impair the ability of Seller Parent to perform under this Section 12.12 or (ii) cause Seller Parent to no longer be a Subsidiary of Ultimate Seller Parent, then prior to such transaction, Seller Parent shall assign its obligations under this Agreement to, and cause its obligations under this Agreement to be assumed by, another Subsidiary of Ultimate Seller Parent which has the financial capacity to perform any potential obligations under this Section 12.12 reasonably likely to require performance from and after the occurrence of such transaction.
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed as an instrument under seal by themselves or their duly authorized respective officers, all as of the date first written above.

CARBONITE, INC.

By:	/s/ Mohamad Ali
Name:	Mohamad Ali
Title:	Chief Executive Officer

CARBONITE CLOUD BACKUP (CANADA) INC.

By:	/s/ Anthony Folger
Name:	Anthony Folger
Title:	Director

CARBONITE GMBH

By:	/s/ Anthony Folger
Name:	Anthony Folger
Title:	Director

CARBONITE OPERATIONS BV

By:	/s/ Anthony Folger
Name:	Anthony Folger
Title:	Managing Director

EVAULT, INC.

By:	/s/ Philip G. Brace
Name:	Philip G. Brace
Title:	President

Solely with respect to Section 12.12:

SEAGATE TECHNOLOGY (US) HOLDINGS, INC.

By:	/s/ Patrick J. O'Malley, III
Name:	Patrick J. O'Malley, III
Title:	Chief Financial Officer

INDEX OF EXHIBITS AND SCHEDULES
List of Exhibits
Exhibit A            Bills of Sale
Exhibits B-1, B-2        IP Assignments
Exhibit C            Assumption Agreements
Exhibit D            Transition Services Agreement

List of Schedules

Schedule No.	Schedule
1.1(b)	Assets in Oakville, Canada and Salt Lake City, Utah
1.1(c)	Assets in San Francisco, California
1.1(d)	Transferred Inventory
1.1(e)	Tangible Personal Property; Transferred IPR
1.1(f)	Transferred Technology
1.1(h)	Prepaid Assets
1.1(k)	Acquired Agreements
1.2(f)	Excluded Contracts
1.2(n)	Excluded Assets
1.2(p)	Other Excluded Assets
1.3(a)(ii)	Deferred Revenue Performance Obligations
1.6	Books and Records
1.8	Allocation of Purchase Price
4.1	Seller Licensed Patents
5.20	Data Encryption Plan
5.23(a)	European Assets
5.23(b)	European Employees
6.2	Consents
6.7	Employees
9.3(c)	Contracts Not Provided
11(a)	Changes with Customers